UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _)

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DIME COMMUNITY BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2019

Dear Shareholder,

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Dime Community Bancshares, Inc. (the “Company”), which will be held on May 23, 2019 at 10:00 a.m. Eastern Time, at the New York Marriott at the Brooklyn Bridge, 333 Adams Street, Brooklyn, New York 11201.

The attached Notice of the Annual Meeting of Shareholders and Proxy Statement describe the business to be transacted at the Annual Meeting. The Directors and executive officers of the Company, as well as a representative of Crowe LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be the Company's independent registered public accounting firm for the year ending December 31, 2019, will be present at the Annual Meeting.

Fiscal year 2018 was a transformative year for the Company. The Company continued to effectively implement its strategy of building a relationship-driven, community commercial bank offering an array of products and services to its customers. The Company also reaffirmed its commitment to strong corporate governance and social responsibility by adhering to values of diversity and inclusion, community investment and involvement and high standards of ethics and compliance. We believe that this strategy and commitment will foster a higher performing institution.

The Company's Board of Directors has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote “FOR” each of these matters.

On behalf of our Board of Directors and employees, we thank you for your continued support and hope to see you at the Annual Meeting.

Sincerely yours,

Vincent F. Palagiano	Kenneth J. Mahon
Chairman of the Board	President and Chief Executive Officer

Dime Community Bancshares, Inc.
300 Cadman Plaza West, 8th Floor
Brooklyn, New York 11201
(718) 782-6200

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 23, 2019

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Dime Community Bancshares, Inc. (the “Annual Meeting”) will be held at the New York Marriott at the Brooklyn Bridge, 333 Adams Street, Brooklyn, New York 11201, on Thursday, May 23, 2019 at 10:00 a.m. Eastern Time, to consider and vote upon the following:

1.	Election of four Directors for terms of three years each;
2.	Ratification of the appointment of Crowe LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019;
3.	Approval, by a non-binding advisory vote, of the compensation of the Company’s Named Executive Officers; and
4.	Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. As of the date hereof, management is not aware of any other such business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE ITEMS FOR THE REASONS DESCRIBED IN THE PROXY STATEMENT.

The Board of Directors has fixed March 26, 2019 as the record date for the Annual Meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of such shareholders will be available for inspection by any shareholder for any lawful purpose germane to the Annual Meeting at the Company's corporate headquarters at 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201 at any time during regular business hours for 10 days prior to the Annual Meeting.

By Order of the Board of Directors

Patricia M. Schaubeck
Secretary

Brooklyn, New York
April 12, 2019

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

DIME COMMUNITY BANCSHARES, INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 23, 2019

GENERAL INFORMATION

General

This Proxy Statement and accompanying proxy card are being furnished to the shareholders of Dime Community Bancshares, Inc. (the “Company”, “Dime”, “we”, “our” or “us”) in connection with the solicitation of proxies by the Company's Board of Directors from holders of the shares of the Company's issued and outstanding common stock, par value $0.01 per share (the “Common Stock”), for use at the Annual Meeting of Shareholders to be held on May 23, 2019 (the “Annual Meeting”) at the New York Marriott at the Brooklyn Bridge, 333 Adams Street, Brooklyn, New York 11201, at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders on or about April 12, 2019.

Record Date

The Company's Board of Directors has fixed the close of business on March 26, 2019 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Accordingly, only shareholders of record at the close of business on March 26, 2019 will be entitled to vote at the Annual Meeting. There were 35,881,968 shares of Common Stock outstanding on the Record Date.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The notice of meeting, Proxy Statement, annual report and sample proxy card are available for review at https://materials.proxyvote.com/253922. The notice of meeting, Proxy Statement and annual report are also available on the Company's website at www.dime.com. Information on our website is not a part of this proxy statement or accompanying materials.

Voting Rights

Each holder of Common Stock on the Record Date will be entitled to one vote at the Annual Meeting for each share held on the Record Date (other than Excess Shares, as defined below). You may vote your shares of Common Stock by marking and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope, by telephone or internet by following the instructions stated on the Proxy Card or by attending the Annual Meeting and voting in person. All properly executed proxies received by the Company on or before 11:59 p.m. Eastern Time on May 22, 2019 will be voted in accordance with the instructions indicated thereon. If no instructions are given, executed proxies will be voted FOR the election of each of the four nominees for Director, FOR the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 and FOR the approval of compensation of the Company’s Named Executive Officers.

As provided in the Company's Certificate of Incorporation, record holders (other than any compensation plan maintained by the Company and certain affiliates) of Common Stock who beneficially own in excess of 10% of the issued and outstanding shares of Common Stock (such shares in excess of 10% referred to herein as “Excess Shares”) shall be entitled to cast only one-hundredth of one vote per share for each Excess Share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. The Company's Certificate of Incorporation authorizes a majority of the Board of Directors to interpret the provisions of the Certificate of Incorporation governing Excess Shares, and to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to ascertain compliance with the Excess Shares provisions of the Certificate of Incorporation, including, without limitation, (i) the number of shares of

Common Stock beneficially owned by any person or purported owner, (ii) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner, and (iii) whether a person or purported owner has an agreement or understanding with any other person or purported owner as to the voting or disposition of any shares of Common Stock.

Management is not aware of any matters other than those set forth in the Notice of the Annual Meeting of Shareholders that may be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Company's Board of Directors.

If you are a shareholder whose shares of Common Stock are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Annual Meeting. Examples of such documentation include a broker's statement, letter or other document that will confirm your ownership of the Common Stock.

Quorum and Vote Required

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors or with respect to the advisory proposal regarding the compensation of our Named Executive Officers (as defined herein). Current regulations restrict the ability of your bank or broker to vote your uninstructed shares in the election of directors and other matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote with respect to the election of directors or the advisory vote regarding the compensation of our Named Executive Officers, no votes will be cast on your behalf. These are referred to as broker non-votes. Your bank or broker does, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent auditors.

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present.

Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting, without regard to broker non-votes. The holders of Common Stock may not vote their shares cumulatively for the election of Directors. With respect to the election of the four nominees for Director, shares as to which the “WITHHOLD” box has been selected for either all or some of the nominees will be counted as being present for the matter but not as voting “for” the election of the respective nominee(s). Therefore, the proxy represented by these shares will have the same effect as voting against the respective nominee(s). Any Director nominee who does not receive more votes cast “for” than “withheld” his/her election shall immediately tender his/her resignation. The Corporate Governance and Nominating Committee shall promptly consider the resignation, possible responses (including, without limitation, actions to address the underlying causes of the vote), and make a recommendation to the Board for determination at its next regularly scheduled meeting. The Corporate Governance and Nominating Committee and Board may consider factors deemed relevant in deciding whether or not to accept the offer of resignation. The Director nominee at issue will not participate in the discussion, recommendation of vote regarding the resignation tender.

Proposals 2 and 3 require the affirmative vote of the holders of a majority of the votes cast by the holders of Common Stock represented, in person or by proxy, at the Annual Meeting, without regard to broker non-votes. Shares as to which the “ABSTAIN” box has been selected on the Proxy Card with respect to Proposals 2 and 3 will be counted as present and entitled to vote and will have the effect of a vote against these proposals.

Although the advisory vote on the compensation of Named Executive Officers is non-binding as provided by law, the Company’s Board of Directors will review the results of the vote and consider them in making future determinations concerning executive compensation.

Revocability of Proxies

A proxy may be revoked at any time before it is voted by filing a written revocation of the proxy with the Company's Secretary at 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201 or by submitting a duly executed proxy bearing a later date. A proxy also may be revoked by attending and voting at the Annual Meeting, but only if a written revocation is filed with the Corporate Secretary prior to the voting of such proxy.

Solicitation of Proxies

The Company will bear the costs of soliciting proxies from its shareholders. In addition to the use of mail, proxies may be solicited by officers, Directors or employees of the Company or the Bank by telephone or other forms of communication. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

Interests of Directors and Management in Certain Proposals

Shareholders will be asked to cast a non-binding advisory vote on Proposal 3 regarding compensation to the Company's Named Executive Officers, and the results of such advisory vote may influence future compensation decisions. As a result, the Company's senior executives have personal interests in the outcome of this proposal that are different from the interests of the Company's other shareholders. The Board was aware of these interests and took them into account in recommending that the shareholders vote in favor of Proposal 3.

Director Attendance at Annual Meetings

The Company considers Board attendance at shareholder meetings a priority. It is the policy of the Company that Directors exercise their best efforts to attend every meeting. All of the then-serving Company Directors attended the annual meeting of shareholders held on May 24, 2018.

SECUIRTY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

The following table sets forth certain information as to persons known to the Company to be the beneficial owner of in excess of 5% of the shares of Common Stock as of March 26, 2019. Management knows of no person, except as listed below, who beneficially owned more than 5% of the Common Stock as of March 26, 2019. Except for the column titled “Percent of Class,” and as otherwise indicated, the information provided in the table was obtained from filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Common Stock: (1) over which he or she has or shares, directly or indirectly, voting or investment power, and (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 26, 2019. As used herein, “voting power” includes the power to vote, or direct the voting of, Common Stock and “investment power” includes the power to dispose, or direct the disposition, of such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Blackrock, Inc. 55 East 52nd Street New York, NY 10055	4,857,508	(1)	13.5%
Common Stock	The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	3,328,078	(2)	9.3%
Common Stock	Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	3,143,716	(3)	8.8%
Common Stock	The Dime Community Bank KSOP (the “KSOP”) 300 Cadman Plaza West, 8th Floor Brooklyn, NY 11201	2,206,203	(4)	6.2%
(1)	Blackrock, Inc. (“Blackrock”) filed a Schedule 13G/A on January 28, 2019. The shares are held in various trust accounts for the economic benefit of former Barclay Private Bank and Trust Limited's customers who are the beneficiaries of those accounts. The Schedule 13G/A states that Blackrock has sole power to vote or to direct the vote of 4,784,931 shares and sole power to dispose or to direct the disposition of 4,857,508 shares.

(2)	The Vanguard Group filed a Schedule 13G/A on February 11, 2019. The shares are primarily held in various trust accounts for the economic benefit of customers who are the beneficiaries of those accounts. The Schedule 13G/A states that the Vanguard Group has sole voting power over 32,940 shares and shared voting power over 2,300 shares, and sole dispositive power over 3,297,188 shares and shared dispositive power over 30,890 shares.
(3)	Dimensional Fund Advisors LP filed a Schedule 13G/A on February 8, 2019. Dimensional Fund Advisors LP is a registered investment company, and serves as an investment manager or sub-advisor to certain other registered investment companies, comingled funds, group trusts and separate accounts, and could possess voting and/or investment powers over the Common Stock. The Schedule 13G/A states that Dimensional Fund Advisors LP has sole power to vote or to direct the vote of 2,990,247 shares and sole power to dispose or to direct the disposition of 3,143,716 shares.
(4)	The KSOP is a defined contribution retirement plan under ERISA. Principal Trust Company serves as trustee (the “KSOP Trustee”). The KSOP Trustee votes all shares of Common Stock which are allocated to Participant accounts in accordance with the voting instructions obtained from each Participant. Shares of Common Stock for which no voting instructions have been provided will be voted proportionately in accordance with instructions obtained from KSOP participants.

Security Ownership of Management

The following table sets forth information as of the Record Date with respect to the shares of Common Stock beneficially owned by each of the Company's Directors and the principal executive officer, principal financial officer and three most highly compensated executive officers (other than the principal executive and principal financial officer) of the Company or Bank (the “Named Executive Officers” or “NEOs”) and all of the Company's Directors and executive officers as a group. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.

The Company's Anti-Hedging and Pledging and Insider Trading Policies prohibit Directors and senior officers from pledging Common Stock as collateral for any loan.

Title of Class	Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class Outstanding		Vested Stock Options Included in Beneficial Ownership Total(3)
Common	Vincent F. Palagiano	Director, Chairman of the Board	899,759	(4)	2.5%		—
Common	Michael P. Devine	Director, Vice Chairman of the Board	666,479		1.9		19,074
Common	Kenneth J. Mahon	Director, President and Chief Executive Officer (“CEO”)	397,647	(5)	1.1		11,532
Common	Rosemarie Chen	Director	1,022			*	—
Common	Steven D. Cohn	Director	72,327	(6)		*	—
Common	Patrick E. Curtin	Director	87,470	(7)		*	—
Common	Robert C. Golden	Director	42,084	(8)		*	2,444
Common	Barbara G. Koster	Director(12)	—			*	—
Common	Kathleen M. Nelson	Director	26,879	(9)		*	2,444
Common	Joseph J. Perry	Director	67,905	(10)		*	8,333
Common	Kevin Stein	Director	6,220			*	—
Common	Omer S. J. Williams	Director	57,754			*	17,202
Common	Stuart H. Lubow	Senior Executive Vice President and Chief Banking Officer	19,190			*	—
Common	Robert S. Volino	Senior Executive Vice President and Chief Operating Officer	73,538			*	—
Common	Conrad J. Gunther	Executive Vice President and Chief Lending Officer	6,527	(11)		*	—
Common	James L. Rizzo	Senior Vice President and Comptroller (Principal Financial Officer)	27,700			*	—
All Directors and executive officers as a group (22 persons)(13)			2,454,729		7.8%		61,029
*	Less than one percent
(1)	See “Security Ownership of Certain Beneficial Owners and Management – Principal Shareholders of the Company” for a definition of “beneficial ownership.”
(2)	The figure shown for all Directors and executive officers as a group includes 136,662 shares held in trust for the Benefit Maintenance Plan of Dime Community Bancshares, Inc. (the “BMP Trust”) for the benefit of the NEOs and other officers under the Benefit Maintenance Plan of Dime Community Bancshares, Inc. (the “BMP”). The BMP Trust, as directed by the Company, exercises voting and investment power over these shares (See “Compensation Discussion and Analysis – Deferred Compensation and Retirement Benefits – BMP“).

(3)	All vested stock options are exercisable.
(4)	Includes 899,759 shares as to which Mr. Palagiano may be deemed to share voting and investment power.
(5)	Includes 140,941 shares as to which Mr. Mahon may be deemed to share voting and investment power.
(6)	Includes 72,327 shares as to which Mr. Cohn may be deemed to share voting and investment power.
(7)	Includes 87,040 shares as to which Mr. Curtin may be deemed to share voting and investment power.
(8)	Includes 39,640 shares as to which Mr. Golden may be deemed to share voting and investment power.
(9)	Includes 24,435 shares as to which Ms. Nelson may be deemed to share voting and investment power.
(10)	Includes 59,572 shares as to which Mr. Perry may be deemed to share voting and investment power.
(11)	Includes 6,527 shares as to which Mr. Gunther may be deemed to share voting and investment power.
(12)	Ms. Koster was elected as a Director effective September 27, 2018.
(13)	Amount includes other non-beneficial ownership amounts which represent shares that are held in trust for the benefit of the certain executive officers under the BMP and unvested performance-based stock awards and time-vested restricted stock awards held in the name of the Compensation and Human Resource Committee (“Compensation and HR Committee”) for eligible Directors and executive officers who have investment risk, but neither voting nor investment power with respect to these shares. However, since the Company maintains full voting and dispositive powers over the BMP shares, and the Compensation and HR Committee maintains full voting power over the unvested stock awards and unallocated performance share awards, they are included in the 2,454,729 total beneficial ownership amount.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company currently has twelve directors, divided into three classes, with each class as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of shareholders. In September 2018, the size of the Board was increased from eleven to twelve directors and Barbara G. Koster was appointed as a new Director.

Vincent F. Palagiano, Patrick E. Curtin, Kathleen M. Nelson and Omer S. J. Williams, whose terms expire at the Annual Meeting, have been nominated by the Board on the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors to be re-elected at the Annual Meeting for a term expiring at the annual meeting to be held in 2022, or when their successors are otherwise duly elected and qualified.

Each nominee has consented to being named in this Proxy Statement and to serve, if elected. In the event that any nominee for election as a Director at the Annual Meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the proxy card will vote with respect to a substitute nominee designated by the Board of Directors, unless the shareholder has elected to “withhold authority” with respect to all nominees.

Information as to Nominees and Continuing Directors

In February 2019, the Board determined that all of its current Directors with the exception of Messrs. Curtin, Devine, Mahon, and Palagiano were independent pursuant to its Policy Regarding Director Independence (the “Director Independence Policy”) and the listing rules of the Nasdaq Stock Market. Mr. Mahon is not independent because he is an executive officer of the Company, Messrs. Devine and Palagiano are not independent because they each received compensation other than Board fees from the Company within the past three years, and Mr. Curtin is not independent because he has a family member who is a member of a law firm that received payments from third parties for providing various legal services to the Company or its subsidiaries.

The Corporate Governance and Nominating Committee (“Corporate Governance Committee”) is responsible for identifying and selecting nominees for election by the Company’s shareholders. The Corporate Governance and Nominating Committee is authorized to retain search firm(s) to assist in the identification of candidates. The Corporate Governance and Nominating Committee is not limited to a specific process in identifying candidates and will consider potential nominees from various sources, including recommendations from shareholders as well as Directors and officers of the Company. Individuals recommended by shareholders are evaluated in a manner identical to other potential nominees.

The Corporate Governance Committee “has adopted general criteria for nomination to the Board which establish the minimum qualifications and experience to be examined in determining candidates for election. Pursuant to the general criteria, Directors should possess personal and professional ethics, integrity and values; be committed to representing the long-term interests of the Company’s shareholders and other constituencies; possess the ability to (a) exercise sound business judgment, (b) work with others as an effective group, and (c) commit adequate time to their responsibilities; be able to impartially represent the interests of the Company’s shareholders and other constituencies; possess experience and expertise relevant to the business of the Company; and possess such other knowledge, experience or skills as required or which may be useful considering the composition of the Board, the operating requirements of the Company and the long-term interests of the shareholders. The nomination guidelines promote Board diversity to respond to business needs and shareholder interests.

The following table sets forth certain information as of March 26, 2019 with respect to each nominee for election as a Director and each Director whose term does not expire at the Annual Meeting (“Continuing Director”). There are no arrangements or understandings between the Company and any Director or nominee pursuant to which such person was selected as a Director or nominee. For information with respect to security ownership by Directors, see “Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Management.”

NOMINEES FOR ELECTION AS DIRECTORS:

Patrick E. Curtin
Age: 73 Director Since*: 1986 Term Expires: 2022 Committees: Risk
Experience:
 Prior to his retirement on December 31, 2015, Mr. Curtin served as a senior member in the law firm of Conway Farrell Curtin & Kelly, P.C. in New York, New York, and represented banks in loan closings, litigation and various other matters for over 36 years.

Qualifications:
Mr. Curtin’s legal knowledge, especially with respect to lending and banking matters, make him qualified to serve on the Board.

Kathleen M. Nelson
Age: 73 Director Since: 2011 Term Expires: 2022 Committees: Compensation and Human Resources Corporate Governance and Nominating Executive Risk
Experience:
 Ms. Nelson was elected Lead Director of the Boards of Directors of the Company and the Bank in January 2017. Ms. Nelson is an investment advisor to Bay Hollow Associates, a commercial real estate advisory firm that she co-founded in 2009, as well as a commercial real estate investment consultant to KMN Associates, LLC, a commercial real estate consulting firm she founded that provides consulting services to mixed-use and commercial retail real estate developers and owners. Ms. Nelson served in the mortgage and real estate division of TIAA-CREF from 1968 through 2004, retiring as the Managing Director and Group leader of the division. Ms. Nelson currently serves on the Board of Directors and Executive and Nominating & Corporate Governance (Chair) Committees of CBL & Associates Properties, Inc., a publicly traded Real Estate Investment Trust focused on shopping center properties, as well as on the Board of Directors and Audit, Compensation and Nominating and Corporate Governance (Chair) Committees of Apartment Investment and Management Co., a publicly traded owner and manager of rental apartments. Ms. Nelson is a member of the advisory boards of Castagna Realty Company, the Beverly Willis Architecture Foundation, the Anglo American Real Property Institute, and an unaffiliated Board member of the JP Morgan U.S. Real Estate Income and Growth Fund.

Qualifications:
Ms. Nelson’s extensive knowledge of local real estate markets and real estate financing make her qualified to be a Director.

Vincent F. Palagiano
Age: 78 Director Since*: 1978 Term Expires: 2022 Committees: Executive (Chair)
Experience:
 Mr. Palagiano has served as Chairman of the Board of the Company since its formation in 1995 and of the Bank since 1989. He served as CEO of both the Company and the Bank from January 1, 1989 to his retirement on December 31, 2016. Prior to Mr. Palagiano’s appointment as CEO, he served as President of both the Company and the Bank. Mr. Palagiano joined the Bank in 1970. In addition, Mr. Palagiano served on the Board of Directors of the Federal Home Loan Bank of New York from 2012 to 2016.

Qualifications:
Mr. Palagiano’s knowledge of the Company, the Company’s markets and the community bank industry, obtained from his lifelong career in the industry, make him qualified to serve on the Board.

Omer S. J. Williams
Age: 78 Director Since: 2006 Term Expires: 2022 Committees: Compensation and Human Resources Corporate Governance and Nominating (Chair) Executive
Experience:
 Mr. Williams is an attorney, and was formerly Senior Counsel to the law firm of Alston & Bird LLP. He was previously Counsel to Denton’s (US) LLP and prior to that a partner at Thacher Proffitt & Wood LLP (“Thacher”), where he served as both Chairman of the firm's Executive Committee and Managing Partner of the firm from 1991 to 2003. Thacher's partners determined to dissolve the firm as of December 31, 2008, and Mr. Williams served as Chairman of Thacher's dissolution committee until dissolution was completed in 2012.

Qualifications:
Mr. Williams’ more than 50 years of experience in banking, corporate and financial institution law, including corporate structure, securities and mortgage finance issues make him qualified to serve on the Board.

*	Includes service as a Director or Trustee with the Bank prior to the Company's incorporation on December 12, 1995.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS:

CONTINUING DIRECTORS:

Steven D. Cohn
Age: 70 Director Since*: 1994 Term Expires: 2020 Committees: Audit Corporate Governance and Nominating
Experience:
 Mr. Cohn has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1994. Mr. Cohn is the managing partner in the law firm of Goldberg and Cohn LLP, in Brooklyn Heights, New York, and is a past President of the Brooklyn Bar Association and a delegate to the New York State Bar Association. Mr. Cohn is an adjunct professor at the Fashion Institute of Technology, teaching classes in business law and marketing research. Mr. Cohn serves on the Advisory Board of the North Brooklyn Development Group and is a member of the Jewish Community Relations Council of New York City.

Qualifications:
Mr. Cohn’s experience as an attorney and his knowledge and involvement in the Company’s market area make him qualified to serve on the Board.

Robert C. Golden
Age: 72 Director Since: 2011 Term Expires: 2020 Committees: Audit (Chair) Corporate Governance and Nominating Technology
Experience:
 Prior to retirement, Mr. Golden served as EVP of Corporate Operations and Systems at Prudential Financial, Inc. (previously Prudential Insurance Company of America) from 1997 to 2010, where he managed operations, technology infrastructure and communications and administrative services for all of Prudential Financial, Inc.'s subsidiaries. From 1976 through 1997, Mr. Golden served in several capacities at Prudential Securities, Inc., formerly a wholly-owned subsidiary of Prudential Insurance Company of America until majority ownership was sold in 2003, ending his tenure at Prudential Securities as Chief Administrative Officer in charge of operations, technology, systems infrastructure, communications, human resources, administrative services and real estate. Prior to retirement, Mr. Golden was a licensed member of the Financial Industry Regulatory Authority as a General Securities Representative, including the specialties of Financial and Operations Principal and Uniform Securities Agent State Law Examination. Mr. Golden currently serves as a Manager at Mutual of America Capital Management Corp., a money management firm.

Qualifications:
Mr. Golden’s technology and operations experience with a large financial services organization make him qualified to serve on the Board.

Barbara G. Koster
Age: 65 Director Since: 2018 Term Expires: 2020 Committees: Technology (Chair)
Experience:
 Ms. Koster is Senior Vice President, Global Chief Information Officer of Prudential Financial, responsible for information technology and cyber security at Prudential locations worldwide. She is a Trustee of St. Francis College in Brooklyn, New York and Liberty Science Center in Jersey City, New Jersey. Ms. Koster maintains affiliations with several non-profit organizations, including Junior Achievement and Research Board (International Think Tank).

Qualifications:
Ms. Koster’s technology expertise, particularly within the financial services industry, make her qualified to serve on the Board.

Kenneth J. Mahon
Age: 68 Director Since: 1998 Term Expires: 2020 Committees: Executive
Experience:
 Mr. Mahon was appointed President and CEO of both the Company and the Bank effective January 1, 2017. He joined the Bank in 1980, where he has been a director of the Bank since 1998, and a director of the Company since 2002. Mr. Mahon served as the Bank’s Senior Vice President and Comptroller, prior to being elevated to Executive Vice President and Chief Financial Officer of the Company and Bank in 1997. He has also served as Senior Executive Vice President and COO from February 2014 to January 2016, before being elevated to President. Mr. Mahon was elected to serve on the board of the Federal Home Loan Bank of New York beginning January 1, 2017. He also serves as a board member of Brooklyn Legal Services Corporation A, a non-profit which provides legal services for low income families in Brooklyn. Mr. Mahon is a member of the Financial Managers Society, the National Investor Relations Institute and the National Association of Corporate Directors.

Qualifications:
Mr. Mahon’s knowledge of the Company and the industry, obtained from his lifelong career in the industry, make him qualified to serve on the Board.

Rosemarie Chen
Age: 52 Director Since: 2017 Term Expires: 2021 Committees: Compensation and Human Resources (Chair) Risk Technology
Experience:
 Ms. Chen is currently a Human Capital and Financial Services Leader at Willis Towers Watson, a global advisory, broking, and solutions company where she advises companies on strategic human capital issues along with leading initiatives relating to fintech since 2016. Prior to joining Willis Towers Watson, Ms. Chen was a Senior Manager with Deloitte Consulting from 2013 through 2016, and Head of U.S. Infrastructure Services and Support at McLagan Partners (Aon Hewitt) from 2003 through 2013.

Qualifications:
Ms. Chen’s more than 20 years of experience in finance, technology, and human capital management make her qualified to serve as a Director.

Michael P. Devine
Age: 72 Director Since*: 1980 Term Expires: 2021 Committees: Executive
Experience:
Mr. Devine has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1980. Mr. Devine has served as Vice Chairman of the Boards of both the Company and Bank since February 2014. He served as President of the Company and Bank from January 1, 1997 to his retirement on December 31, 2015. Mr. Devine also served as COO of the Company from its inception in 1995 to February 2014, and of the Bank from 1989 to February 2014. Prior to joining the Bank in 1971, Mr. Devine served as a Senior Accountant with the firm of Peat Marwick Mitchell & Co. From September 2012 through December 2014, Mr. Devine served as Chairman of the Audit Committee and a member of the Board of Trustees of Long Island University and, from March 2009 to December 2018, he served as a director of Pentegra Retirement Trust.

Qualifications:
Mr. Devine’s in depth knowledge of the Company and the industry, obtained from his lifelong career in the industry, make him qualified to serve on the Board.

Joseph J. Perry
Age: 52 Director Since: 2005 Term Expires: 2021 Committees: Audit Executive Risk (Chair) Technology
Experience:
Mr. Perry is currently a partner at Marcum LLP, a public accounting and consulting firm headquartered in New York, New York, where he has served as the Tax and Business Services Leader since 2006 and is a member of the Firm’s Executive Committee. Prior to joining Marcum LLP, Mr. Perry was a tax partner at one of the leading “Big 5” accounting firms and provided services to several financial services companies throughout the New York metropolitan area. Mr. Perry is a member of the American Institute of Certified Public Accountants and the New York State Society of Public Accountants.

Qualifications:
Mr. Perry’s knowledge of the financial services industry and accounting and tax experience make him qualified to serve on the Board.

Kevin Stein
Age: 57 Director Since: 2017 Term Expires: 2021 Committees: Audit
Experience:
Mr. Stein is currently the CEO of Resolution Analytica Corporation, a buyer of commercial judgments leveraging technology, data and analytics since 2017, when the company was founded. Mr. Stein was a Senior Managing Director of KCK USA, Inc., a private equity firm from 2016 through 2017, Managing Director of Financial Institutions Investment Banking with Barclays from 2011 through 2016, and Partner and Head of Depository Investment Banking at FBR & Co. from 2004 through 2011. From 1994 to 2004, Mr. Stein served as an executive of Greenpoint Financial Corporation, a $25 billion bank holding company, and prior thereto was an Associate Director of the Federal Deposit Insurance Corporation, Division of Resolutions. Since February 2019, Mr. Stein is a member of the Board of Directors of Ocwen Financial Corporation and, from 2017 to 2018, prior to its acquisition by Ocwen Financial Corporation, was a director of PHH Corporation. Mr. Stein is a director of Bedford Stuyvesant Restoration Corporation.

Qualifications:
Mr. Stein’s more than thirty years’ experience in finance and banking, and his banking regulatory knowledge, make him qualified to serve as a Director.

*	Includes service as a Director or Trustee with the Bank prior to the Company's incorporation on December 12, 1995.

Directors’ Compensation

Director compensation is established by the Board, based upon the recommendations of the Compensation and Human Resources (the “Compensation and HR”) Committee. The Compensation and HR Committee utilizes a nationally recognized compensation consulting firm and, as necessary, outside legal counsel to assist in performing its duties. The compensation consultant is instructed to analyze the Company’s performance and Outside Director pay levels. A peer group of public banks and thrifts is used for comparison of both pay level and corporate performance. The Compensation and HR Committee uses this analysis to assist it in understanding market practices and trends and to develop and evaluate the effectiveness of recommended compensation for its non-employee Directors (“Outside Directors”). The Committee also considers the input of executive management with respect to the compensation of its Outside Directors.

Cash Compensation. Fee arrangements in existence during the year ended December 31, 2018 are summarized as follows:

•	$55,500 annual retainer fee paid semi-annually in June and December 2018 to each Outside Director in compliance with the Company's Director Retainer Policy.
•	$1,000 for attendance at Committee meetings conducted on days when the full Board also met and $1,250 for attendance at Committee meetings conducted on days when the full Board did not meet.
•	$10,000 annual retainer fees paid in December to the Chairs of the Audit, Compensation and HR, and Risk Committees, provided such Chairs complied with the Company's Director Retainer Policy.
•	$10,000 annual retainer fee paid in December to the Lead Director.
•	$2,500 annual retainer fee paid in December to the Chair of the Corporate Governance and Nominating Committee.

2004 Stock Incentive Plan. The 2004 Stock Incentive Plan was initially adopted by the Company's Board of Directors and subsequently approved by its shareholders in 2004. Amendment Number One to the 2004 Stock

Incentive Plan was adopted by the Company's Board of Directors in March 2008 and subsequently approved by its shareholders at their annual meeting held in 2004. The 2004 Stock Incentive Plan reached its ten year anniversary in May 2014, and additional awards are no longer permitted thereunder.

2013 Equity and Incentive Plan. The 2013 Equity and Incentive Plan was adopted by the Company’s Board of Directors and subsequently approved by the Company’s shareholders in 2013. The 2013 Equity and Incentive Plan provides the Company with the flexibility to make equity compensation available to Outside Directors, officers (including the CEO) and other employees of the Company or its subsidiaries, and to offer cash-based incentive compensation in a tax-efficient manner to officers (including the CEO) and employees. At December 31, 2018, 533,377 shares of Common Stock were eligible for award grants to Directors, officers and employees of the Company and its subsidiaries under the 2013 Equity and Incentive Plan. On April 30, 2015, a grant of restricted stock award of 7,852 was made to Mr. Devine when he was employed as an officer of the Company. 25% of these awards vested on each of May 1, 2016, 2017, and 2018, with the remaining shares vesting on May 1, 2019. On April 30, 2018 each of our then appointed Outside Directors, were each granted 2,570 restricted stock awards which fully vest on May 1, 2019. On September 27, 2018, Ms. Koster was granted 864 restricted stock awards which fully vest on May 1, 2019. See “2018 Outside Director Compensation” on the following page.

Director Stock Purchase Plan. In 2013, the Company established the Dime Community Bancshares, Inc. Director Stock Purchase Plan (the “DSPP”). The DSPP permits Outside Directors to receive, in the form of Common Stock, all or any portion of Board, Committee Chair or Lead Director retainers that are otherwise payable in cash. Any election must be made during a period when open market trading by the Outside Director is permitted, and can only be changed or revoked during a similar period. All elections and changes are subject to Compensation and HR Committee approval. Elections are limited to a specific calendar year, and, therefore, must be renewed and approved by the Compensation and HR Committee each year. Under the DSPP, cash compensation is converted into shares of Common Stock based on the closing price of the Common Stock on the Nasdaq Stock Market on the date on which the cash compensation would otherwise be paid. Messrs. Golden, Perry and Stein participated in the DSPP during the year ended December 31, 2018. See “2018 Outside Director Compensation” table on the following page.

Directors' Retirement Plan. The Company has adopted the Retirement Plan for Board Members of Dime Community Bancshares, Inc. (the “Directors' Retirement Plan”), which provides benefits to each eligible Outside Director commencing on termination of Board service at or after age 65. An eligible Outside Director retiring at or after age 65 will be paid an annual retirement benefit equal to the amount of the aggregate compensation for services as a Director (excluding stock compensation) paid to him or her for the 12-month period immediately prior to termination of Board service, multiplied by a fraction, the numerator of which is the number of years of service, up to a maximum of 10, as an Outside Director (including service as a Director or trustee of the Bank or any predecessor) and the denominator of which is 10. An individual who terminates Board service after having served as an Outside Director for 10 years may elect to begin collecting benefits under the Directors' Retirement Plan at or after attainment of age 55, however, the annual retirement benefits will be reduced pursuant to an early retirement reduction formula to reflect the commencement of benefit payments prior to age 65. An Outside Director may elect to have benefits distributed in any one of the following forms: (i) a single life annuity; (ii) a 50% or 100% joint and survivor annuity; or (iii) a single life annuity with a 5, 10, or 15 year guaranteed term. In the event that an Outside Director dies prior to the commencement of earned benefit payments under the Directors' Retirement Plan, a 50% survivor annuity will automatically be paid to his or her surviving spouse, unless the decedent has elected otherwise. This plan was frozen to new participation effective March 31, 2005. Messrs. Cohn and Curtin are the only active Outside Directors participating in the Directors’ Retirement Plan.

The following table sets forth information regarding compensation earned by each Outside Director during the year ended December 31, 2018:

2018 OUTSIDE DIRECTOR COMPENSATION
Name	Fees Earned and Paid in Cash(1)	Fees Earned and Paid in Stock(2)	Stock Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Rosemarie Chen	70,000	—	50,000	—	1,129	121,129
Steven D. Cohn	72,000	—	50,000	—	1,423	123,423
Patrick E. Curtin	67,250	—	50,000	—	1,423	118,673
Michael P. Devine	55,500	—	50,000	—	3,065	108,565
Robert C. Golden	13,500	57,500	50,000	—	1,423	122,423
Barbara G. Koster	32,500	—	—	—	121	32,621
Kathleen M. Nelson	81,000	—	50,000	—	1,423	132,423
Vincent F. Palagiano	55,500	—	50,000	—	1,423	106,923
Joseph J. Perry	69,000	10,000	50,000	—	1,423	130,423
Kevin Stein	11,000	55,500	50,000	—	1,063	117,563
Omer S. J. Williams	82,500	—	50,000	—	1,423	133,923
(1)	Includes cash retainer payments and Lead Director and committee and/or chairperson fees earned during the year.
(2)	For Messrs. Golden and Stein, amounts represents an election under the DSPP to receive their semi-annual retainer in the form of Common Stock. For each director, the amount reflects the aggregate values of the Common Stock closing price on the grant dates, computed as 1,408 shares multiplied by a value of $19.70 per share on June 28, 2018, and 1,712 shares multiplied by a value of $16.20 per share on December 19, 2018. Additionally for Mr. Golden, amount also includes an election under the DSPP to receive his 2018 Audit Committee Chair retainer in the form of Common Stock, computed as 124 shares multiplied by a value of $16.20 per share on December 19, 2018. For Mr. Perry, amount represents an election under the DSPP to receive his 2018 Risk Committee Chair retainer in the form of Common Stock, computed as 617 shares multiplied by a value of $16.20 per share on December 19, 2018.
(3)	The amounts reflect the grant date fair value of restricted stock awards granted to each Outside Director on April 30, 2018, other than Ms. Koster, calculated in accordance with FASB ASC Topic 718 based upon the Company’s stock price of $19.75 per share. The restricted stock awards fully vest on May 1, 2019. The amounts for Mr. Bergamo were adjusted to reflect forfeitures of awards upon his death. The amounts for Ms. Koster reflect the grant date fair value of restricted stock awards on September 27, 2018 in accordance with FASB ASC Topic 718 based upon the Company’s stock price of $17.35 per share. Additionally, Mr. Devine has 1,963 unvested shares of restricted stock awards from grants when he was still employed as an officer of the Company. See discussion of “2004 Stock Incentive Plan” and “2013 Equity and Incentive Plan” on page 12 for his vesting schedule.
(4)	Includes for each individual the increase (if any) for the year in the present value of the individual's accrued benefit (whether or not vested) under each tax-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual's accrued benefit under each such plan in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 715 as of the plan's measurement date in such fiscal year to the present value of the individual's accrued benefit as of the plan's measurement date in the prior fiscal year. The Outside Directors do not participate in any plan under which they can earn nonqualified deferred compensation.
(5)	With the exception of Mr. Devine and Ms. Koster, amount represents dividends paid on unvested restricted stock awards that were granted on April 28, 2017, September 28, 2017, and April 30, 2018. Mr. Devine’s amount also includes dividends paid on unvested restricted stock awards that were granted on April 30, 2014 and April 30, 2015 when he was still employed as an officer of the Company. Ms. Koster’s amount represents dividends paid on unvested restricted stock awards that were granted on September 27, 2018.

MEETINGS AND COMMITTEES OF THE COMPANY’S BOARD OF DIRECTORS

Board Leadership Structure

Commencing January 1, 2017, the Company separated the roles of Chairman and CEO upon Mr. Palagiano’s retirement from the Company on December 31, 2016. While the Company does not mandate the separation of the Chairman and the CEO roles, the Company believes that the current separation of the roles, along with an independent Lead Director, is good governance policy and enhances Board independence and oversight. Mr. Palagiano serves as Chairman and Mr. Mahon serves as the CEO. In addition, the independent members of the Board annually elect an independent Lead Director. Kathleen M. Nelson was the Lead Director in 2018. Among other functions, the Lead Director presides at executive sessions of the outside and independent Directors and serves as a liaison between the Chairman of the Board and the independent Directors.

In the ordinary course of business, the Company faces various strategic, operating, compliance, reputational, technological and financial risks. Management is responsible for the day-to-day management of risk, while the Board, as a whole and through its Committees, is responsible for the oversight of risk management. In its risk oversight role, the Board has the responsibility of satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To help accomplish this objective, the Board has established Audit and Risk Committees. The purpose of these committees, each meeting at least on a quarterly basis, is to assist the Board with respect to oversight of the Company’s risk: identification; measurement; control processes; and ongoing monitoring. Senior management also attends and presents reports at all Board meetings. The Chief Risk Officer attends all meetings of the Audit and Risk Committees of the Board, and presents risk management activity updates to the Risk Committee quarterly and to the Board monthly. The Board has also established a Technology Committee to assist the Board with respect to oversight and monitoring of the Company’s technology, information security, and information privacy, and a Compensation and HR Committee to assist the Board in implementing a prudent, competitive compensation program.

The Company's full Board of Directors met ten times during the year ended December 31, 2018. During 2018, no incumbent Director attended fewer than 75% of the aggregate of: (i) the total number of Board meetings conducted during the period for which he or she was a Director, and (ii) the total number of meetings conducted by all committees of the Board on which he or she served during the periods that he or she served.

Committees

The Company has four standing committees: Audit, Compensation and HR, Governance and Executive. In addition, the Company has a Risk Committee and a Technology Committee. Each of the Audit, Compensation and HR, Corporate Governance and Risk Committees:

•	Operates in accordance with a written charter that is reviewed annually
•	Conducts an annual review of its performance
•	Has authority to retain outside advisors, as desired.

In addition, the Audit, Compensation and HR and Corporate Governance Committees are comprised solely of independent directors.

The table below provides information about the current membership of these committees and the number of committee meetings held during 2018.

Director	Audit	Executive(1)	Compensation and HR (2)	Corporate Governance(3)	Risk(4)	Technology(5)
Vincent F. Palagiano		C
Patrick E. Curtin					•
Kathleen M. Nelson		•	•	•	•
Omer S. J. Williams		•	•	C
Kenneth J. Mahon		•
Steven D. Cohn	•			•
Robert C. Golden	C			•	•	•
Barbara G. Koster						C

Director	Audit	Executive(1)	Compensation and HR (2)	Corporate Governance(3)	Risk(4)	Technology(5)
Rosemarie Chen			C		•	•
Michael P. Devine		•
Joseph J. Perry	FE	•			C	•
Kevin Stein	FE
TOTAL MEETINGS HELD IN 2018	5	1	5	4	4	4
C	Chair
•	Member
FE	Financial Expert
(1)	Mr. Perry was appointed to the Executive Committee in January 2019.
(2)	Ms. Chen was appointed Chair of the Compensation and HR Committee in February 2019. During 2018, Mr. Williams served as Chair of the Committee.
(3)	Ms. Chen served on the Corporate Governance Committee in 2018. Mr. Golden was appointed to the Committee in January 2019.
(4)	Ms. Chen was appointed to the Risk Committee in January 2019.
(5)	Ms. Koster was appointed Chair of the Technology Committee in January 2019. During 2018, Mr. Perry served as Chair of the Committee. Mr. Williams served on the Committee in 2018.

The Audit Committee. The Audit Committee is appointed by the Board of Directors of the Company to assist the Board in: (1) monitoring the integrity of the financial statements of the Company, (2) monitoring Company compliance with legal and regulatory requirements and internal controls, (3) monitoring the independence and performance of the Company’s internal and independent registered public accounting firm, and (4) maintaining an open means of communication among the independent registered public accounting firm, senior management, the internal auditors, and the Board. The Board of Directors has determined that Messrs. Perry, and Stein qualify as Audit Committee financial experts as defined in Item 407(d)(5) of SEC Regulation S-K. The Audit Committee operates pursuant to a written charter, which may be viewed on the Company's website at www.dime.com by clicking “Investor Relations.” [Then in the “Investor Menu,” selecting the drop down arrow next to “Corporate Overview” and then selecting ”Governance Documents.“]

The Compensation and HR Committee. The Compensation and HR Committee recommends the compensation of the CEO to the Board for approval, approves the compensation of executive management, oversees administration of the process for determining the compensation and benefits of officers and employees of the Bank, recommends Director compensation to the Board and assists the Board in its oversight of the human resources activities of the Company and its subsidiaries.

The Compensation and HR Committee utilizes a nationally recognized compensation consulting firm, and, as necessary, outside legal counsel, to assist in performing its duties. The compensation consulting firm is instructed to analyze the Company’s performance and executive pay levels. A peer group of public banks and thrifts is used for comparison of both pay level and corporate performance. The Compensation and HR Committee uses this analysis to assist it in understanding market practices and trends and to develop and evaluate the effectiveness of recommended pay-for-performance compensation strategies. The consultant is additionally instructed to analyze and opine upon the risks associated with the Bank’s incentive compensation plans. The Compensation and HR Committee relies on legal counsel to advise on its obligations and rights under applicable corporate, securities and employment laws, to assist in interpreting the Company’s obligations under compensation plans and agreements, and to draft plans and agreements to document business decisions. The Compensation and HR Committee considers the expectations of executive management with respect to their own compensation, and their recommendations with respect to the compensation of Directors and more junior executive officers.

The Compensation and HR Committee operates pursuant to a charter, which is available on the Company's website at www.dime.com, by clicking ”Investor Relations.“ [Then in the ”Investor Menu,” selecting the drop down arrow next to “Corporate Overview,” and then selecting “Governance Documents.”]

The Corporate Governance Committee. The Corporate Governance Committee identifies, selects and recommends to the Board, nominees for all Directorships, recommends committee memberships to the Board, establishes criteria for the selection of new Directors to serve on the Board, develops and recommends to the Board corporate governance principles applicable to the Company, and otherwise assumes a leadership role in the corporate governance of the Company.

The Corporate Governance Committee operates pursuant to a charter. A current copy of the charter is available on the Company's website, at www.dime.com by clicking “Investor Relations.” [Then in the “Investor Menu” selecting the drop down arrow next to “Corporate Overview,” and then selecting ”Governance Documents“.]

The Executive Committee. The purpose of the Executive Committee is to exercise all the powers of the Board in the management of the business and affairs of the Company in the intervals between the meetings of the Board. The Executive Committee meets at the call of the Chairman, President or a majority of the members of the Executive Committee.

The Risk Committee. The Risk Committee assists the Board with respect to oversight of the Company’s risk: identification; measurement; control processes; and ongoing monitoring. The Risk Committee operates pursuant to a written charter. A current copy of the charter may be viewed on the Company's website at www.dime.com by clicking ”Investor Relations,“ then in the ”Investor Menu,” select the drop down arrow next to “Corporate Overview” and then select “Governance Documents.”

The Technology Committee. The Technology Committee assists the Board with respect to oversight and monitoring of the Company’s technology, information security and information privacy.

Governance and Social Highlights

The Company is committed to strong corporate governance and social responsibility. We believe that this commitment is essential to the success of the Company and promotes the interests of all the Company’s stakeholders, such as its shareholders, employees, customers and community. The table below highlights various ways the Company invested in corporate governance and social responsibility in 2018.

GOVERNANCE AND SOCIAL HIGHLIGHTS 2018

Diversity and Inclusion	•	3 out of 12 (25%) directors are women
	•	Establishment of Diversity and Inclusion Subcommittee of the Board

Board	•	Lead Independent Director
	•	Separation of Chair and CEO
	•	Independent Corporate Governance and Nominating Committee
	•	Director Resignation Policy
	•	Annual Board Self Evaluation

Community Impact	•	Conducted 23 Financial Literacy, Small Business and Elder Financial Abuse Seminars
	•	Community Investments of $0.5 million in 2018
	•	Employee Matching Gift Program
	•	Sponsored 3 Dime Employee Volunteer Days
	•	Purchased $11.6 million of investments in mortgage-backed securities, where the underlying collateral is affordable housing properties
	•	Origination of $44.3 million of Community Development loans

Environmental Initiatives	•	Utilization of cleaning companies that utilize green cleaning products
	•	Four newly opened Bank branches make use of energy efficient light-emitting diode (“LED”) lighting and HVAC systems
	•	LED lighting to replace all existing lighting fixtures at Company offices

Business Conduct	•	Code of Business Ethics
	•	Business integrity hotline for anonymous reporting of violations of Code of Business Ethics
	•	Corporate Governance Guidelines

Work Environment	•	Director and employee training on appropriate workplace conduct

Privacy and Data Security	•	No sharing of data with third parties
	•	Robust data security environment policies and procedures

Report of Audit Committee

The following Report of the Company's Audit Committee is provided in accordance with the rules and regulations of the SEC.

Under rules promulgated by the SEC, the Company is required to provide certain information regarding the activities of its Audit Committee. In fulfillment of this requirement, the Audit Committee, at the discretion of the Board, has prepared the following report for inclusion in the Proxy Statement:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2018 with management;
2.	The Audit Committee has discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees;
3.	The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communication with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence; and
4.	Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

AUDIT COMMITTEE OF DIME COMMUNITY BANCSHARES, INC.

Robert C. Golden, Chair
Joseph J. Perry
Steven D. Cohn
Kevin Stein

EXECUTIVE OFFICERS

The following individuals are executive officers of the Company and/or the Bank, holding the offices set forth opposite their names as of the Record Date:

Name	Position Held
Kenneth J. Mahon	President and CEO
Stuart H. Lubow	Senior Executive Vice President (“SEVP”) and Chief Banking Officer
Roberto S. Volino	SEVP and Chief Operating Officer
Michael J. Fegan	Executive Vice President (“EVP”) and Chief Technology Officer(1)
Angela K. Finlay	EVP and Chief Human Resources Officer
Conrad J. Gunther	EVP and Chief Lending Officer
Michael A. Perez	EVP and Chief Retail Officer
Christopher J. Porzelt	EVP and Chief Risk Officer
Avinash Reddy	EVP and Chief Financial Officer(2)
Patricia M. Schaubeck	EVP and General Counsel
Leslie S. Veluswamy	Senior Vice President (“SVP”) and Chief Accounting Officer(3)
(1)	Mr. Fegan was appointed to this position on February 4, 2019.
(2)	Mr. Reddy was appointed to this position on January 17, 2019.
(3)	Ms. Veluswamy was appointed to this position on January 17, 2019.

The executive officers are elected annually and hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors.

Biographical information of the executive officers who are not Directors of the Company or Bank is set forth below.

Stuart H. Lubow, age 61, joined the Bank in 2017 as SEVP – Business Banking, and has been a banking executive for over 37 years. In February 2018, he was promoted to SEVP and Chief Banking Officer where he has enterprise-wide role and joint responsibility for Bank management and profitability. From its inception in 2005 until its sale to Bridgehampton National Bank in June 2015, Mr. Lubow was a founder, Chairman, President, and CEO of Community National Bank. Prior to that, he was founder, President, and CEO of Community State Bank, EVP and COO of Garden State Bank, and Chief Operating Officer at Dry Dock Bank. Prior to Dry Dock Bank, Mr. Lubow held senior positions at Peoples Bank N.A., First Fidelity Bank, and Chase Manhattan Bank, N.A.

Roberto S. Volino, age 48, has been with the Bank since 1999, and has over 23 years of experience with banking or related financial institutions. Mr. Volino began his career with the Bank as a securities portfolio analyst, and received several promotions prior to being named Vice President and Treasurer of the Bank in 2007. He was subsequently promoted to First Vice President and Treasurer of the Bank in 2009, to EVP and Chief Investment Officer of the Bank in 2014 and the Holding Company in 2015, and to his current title of SEVP and COO of the Bank and the Holding Company in 2017. Mr. Volino currently oversees the Company’s enterprise operations, retail banking, loan servicing, information technology and human resources. He also serves as a board member on the Rutgers University Leading Disruptive Innovation Board.

Michael J. Fegan, age 53, joined the Bank in February 2019 as Executive Vice President and Chief Technology Officer. As Chief Technology Officer, Mr. Fegan is responsible to drive the Bank’s technology efforts forward, improve the usability of existing solutions and spearhead innovation in new solutions. Prior to joining the Bank, Mr. Fegan served as Chief Information and Operations Officer of Investors Bank until December 2018 and prior thereto, from 2013 to 2017, was Chief Operations and Technology Officer at Bank Leumi and, from 2011 to 2013, was Chief Information Officer at Suffolk County National Bank.

Angela K. Finlay, age 40, joined the Bank in October 2016 as SVP and Director of Human Resources of the Bank, and has over 20 years of experience leading Human Resources functions in small to Fortune Global 150 companies. In February 2018 she was promoted to EVP and Chief Human Resources Officer where she is responsible for the strategy and execution of the talent initiatives of the Bank. Prior to joining Dime, Ms. Finlay was the Director of Human Resource (Global Talent Management Group) for Mitsui & Co. (U.S.A.), Inc. where she was responsible for the strategy and execution of HR and Talent Management activities for the Americas region (North and South America). Prior to Mitsui, Ms. Finlay spent almost 10 years in the public accounting and consulting industry leading Human Resources functions, including an HR consulting business. In addition, she also spent time as an Adjunct Professor at Fairleigh Dickinson University teaching Human Resources courses. She currently holds various HR certifications, including SHRM-SCP, SPHR and CCP.

Conrad J. Gunther, age 72, joined the Bank in 2016 as EVP – Business Banking and has been a banking executive for over 40 years. In February 2018, he was promoted to EVP and Chief Lending Officer (“CLO”). He also serves as a Director for CVD Equipment Corp. Most recently, Mr. Gunther served as EVP and CLO of First Central Savings Bank, a community bank with $525 million in assets. Previous to First Central Savings Bank, Mr. Gunther was First EVP and CLO of Community National Bank. Prior to that, he was founder and President of E-Bill Solutions, Inc., a sales and marketing organization for credit card processing and prior to E-Bill, held senior positions at The Allied Group, North Fork Bancorp, and European American Bank, as well as served as a Director and consultant for Reliance Bancorp.

Michael A. Perez, age 51, joined the Bank in September 2016 as SVP and Director of Retail Banking. He was promoted to EVP and Chief Retail Officer in February 2018. In this role, he manages the operation, strategic direction, and leadership of the Bank’s retail banking division. Mr. Perez currently oversees initiatives on overall customer experience and business needs of retail banking clients. Prior to joining Dime, he was a Managing Director at Citibank where he was responsible for building and leading Citibank’s banking strategy in the U.S., and has over 29 years of banking experience. He serves on the Board of Trustees of St. John’s Preparatory High School and is the former Co-Chair of the New York City March of Dimes Executive Committee. He has served as the Chair for the March of Babies Walk and volunteers for the Leukemia & Lymphoma Society.

Christopher Porzelt, age 52, joined the Bank in November 2017 and was appointed Executive Vice President and Chief Risk Officer of the Bank. Mr. Porzelt has over 25 years of audit and financial services experience and joins the bank from EisnerAmper LLP, where he was Managing Director of the Consulting Services Group. In this role, Mr. Porzelt engaged with financial services companies to protect value and enhance outcomes and performance through practical and cost-effective solutions, including the coordination and utilization of people, processes and technology, as well as the translation of complex challenges and regulatory requirements into sound strategies. Prior to this, he was Managing Director and Global Head of American International Group’s Property Casualty Global Financial Controls Unit. Previously, Mr. Porzelt was an Audit Partner in the Financial Services Practice at both Deloitte and Arthur Andersen where he led audit and consulting engagements for a broad group of companies, ranging in size from de novos to Fortune 100 companies.

Avinash Reddy, age 34, is Executive Vice President and Chief Financial Officer of the Company and the Bank. Mr. Reddy is responsible for the Company’s strategic, financial, capital and liquidity planning and investor relations. From 2017 to January 2019, Mr. Reddy served as Senior Vice President, Head of Corporate Development and Treasurer. Prior to joining the Company, Mr. Reddy held several investment banking roles with firms including Evercore Partners, from 2011 to 2014, Barclays Capital, from 2008 to 2011 and Lehman Brothers, from 2005 to 2008.

Patricia M. Schaubeck, age 58, an attorney admitted to practice law in New York and New Jersey, joined the Company and the Bank in March 2018 as EVP and General Counsel, serving as the chief legal officer to the Company and the Bank. Prior to joining the Company, Ms. Schaubeck served as General Counsel to Sun Bancorp and to its wholly-owned subsidiary, Sun National Bank, in New Jersey from September 2014 to January 2018. Previously, Ms. Schaubeck served as General Counsel to Suffolk Bancorp and its wholly-owned subsidiary, Suffolk County National Bank, in New York from June 2012 through August 2014, and, prior thereto, she served as General Counsel to State Bancorp, Inc. and its wholly-owned subsidiary, State Bank of Long Island, in New York, from June 2007 through January 2012. Previously, Ms. Schaubeck was associated with various New York City and Long Island, New York law firms where she represented financial institutions and real estate clients.

Leslie S. Veluswamy, age 34, is Senior Vice President and Chief Accounting Officer of the Company and the Bank. Ms. Veluswamy, a certified public accountant, is responsible for financial accounting, budgeting and tax administration. From July 2016 to January 2019, Ms. Veluswamy served as Senior Vice President and Director of Financial Reporting for the Company and Senior Vice President and Head of Public Disclosure for the Bank. Prior to July 2016, from 2014 to 2016, Ms. Veluswamy was Assistant Controller with the insurance brokerage company, Crystal and Company, and, from 2008 to 2014, Ms. Veluswamy was an auditor with the public accounting firm of Crowe LLP, where her last position was as Manager.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (the “CD&A”) describes our executive compensation program and explains how the Compensation and Human Resource Committee (the “Compensation and HR Committee”) made its compensation decisions for our named executive officers (also referred to in this CD&A as “NEOs”) listed below for fiscal year 2018.

Name	Title
Kenneth J. Mahon	President and Chief Executive Officer (“CEO”)
Stuart H. Lubow	Senior Executive Vice President and Chief Banking Officer (“CBO”)
Robert S. Volino	Senior Executive Vice President and Chief Operating Officer (“COO”)
James L. Rizzo	Senior Vice President and Comptroller (Principal Financial Officer)
Conrad J. Gunther	Executive Vice President and Chief Lending Officer (“CLO”)

Executive Summary

Non-Interest bearing deposits and relative shareholder returns continue to improve with upward trends. In addition to surpassing our loan growth goals for our relationship-based Business Banking division, a milestone event occurred with the conversion of our core computer system to a commercial bank platform in July 2018.

CEO Mahon, and Senior EVPs Lubow and Volino have now completed their second year together. Notably, the executive suite has only two members who have been with Dime longer than three years. We have new executives in Commercial and Residential Lending, Retail Banking, Finance, Marketing, Human Resources and Training, Technology, Information Security, Legal and Compliance, Risk, and Corporate Development among other functions. The over-arching takeaway is that there has been a virtual re-make of the entire management structure at Dime in less than two years. These are all highly qualified professionals who bring professionalism and experience from long and successful careers (primarily in banking) and with whom we plan to go forward and build long-term value for our shareholders.

The Company also added one new director, Ms. Barbara Koster, Chief Information Technology officer with Prudential.

2018 Financial Performance/Strategic Highlights

•	The year ended December 31, 2018 was a solid year, with net income of $51.3 million, return on average assets (“ROAA”) of 0.82%, return on average equity (“ROAE”) of 8.44%, and earnings per share (“EPS”) of $1.38. During 2018, the Company made significant progress and investments towards transitioning its business model from a monoline thrift into a successful community commercial bank.
•	Reported book value per share and tangible book value per share (which consists of tangible equity (please refer to the Appendix within this Proxy for a discussion of the computation of tangible equity), divided by the number of shares outstanding) grew to $16.68 and $15.14, respectively, at December 31, 2018.
•	Successfully completed conversion of the core technology platform in June 2018. Transition to our new core platform is a key building block progress towards becoming a successful community commercial bank.
•	Exceptionally strong growth in non-interest bearing checking account balances. On a year-over-year basis, non-interest bearing checking deposit balances grew by 29%.
•	Continued strong growth in the Business Banking loan portfolio, with commercial and industrial loan balances increasing to $230 million and direct-sourced (relationship) commercial real estate (“CRE”) loan balances increasing to $429 million at year-end.
•	Continued expense discipline, with operating expenses to average assets (adjusted for non-recurring expenses) remaining well-controlled on a year-over-year basis.
•	Newly formed Residential Lending group commenced accepting residential loan applications in June 2018.
•	In December 2018, the Bank was designated a “Preferred Lender” by the U.S. Small Business Administration (“SBA”). The designation will enable the Bank to make SBA lending approvals more rapidly in the future. Earning this designation reflects our dedication to serving small businesses, which are essential to the economic vibrancy of our local communities.
•	Increase in the Company’s Liquidity levels, with Cash and Securities to Total Assets increasing to 10.4% at year-end 2018, versus 8.2% at year-end 2017.
•	The Company’s asset quality metrics improved on a year-over year basis, with Nonperforming assets and loans 90 days or more past due on accrual status declining by 88%; non-performing assets and loans 90 days past due or more represented only 0.04% of total assets at December 31, 2018.
•	Consolidated Company CRE concentration ratio declined to approximately 703% at year-end 2018, versus 778% at year-end 2017.
•	Returned approximately 91% of net income generated in 2018 to shareholders, via a combination of dividends and share repurchases.

2018 Key Compensation Decisions

In light of the important achievements in 2018, the Compensation and HR Committee set the total compensation packages for the NEOs in line with their responsibilities and roles at Dime.

•	Base salaries were increased as deemed appropriate by the Compensation and HR Committee to reflect market competitiveness.
•	The Company granted performance equity awards under the Company’s LTI based on reported ROAA percentile, with a potential negative modifier for Total Shareholder Return.
•	2018 AIP payouts were made at 79.8% of corporate targets for all NEOs, and 100% of individual target for Messrs. Mahon, Lubow, Volino, and Gunther.

Governance Best Practices

The Compensation and HR Committee, with the assistance of our independent compensation consultant, routinely reviews our compensation practices to ensure they support our compensation philosophy, are risk appropriate, market competitive and align our executives with shareholder interests. To further these objectives we:

•	Focus a substantial portion of pay based on achievement of predefined performance objectives as well as macro level view of performance and behaviors that enables assessment of not only accomplishments but also how they were achieved;

•	Maintain a recoupment policy for all incentive compensation paid to our NEOs in the event of a financial restatement;
•	Have stock ownership guidelines which set forth minimum stock ownership requirements for our NEOs;
•	Conduct risk assessments of our incentive compensation programs;
•	Maintain anti-hedging and pledging policies;
•	Pay long-term incentives in Company stock (including performance-based shares) to align NEO incentive compensation with shareholder interests; and
•	Include double triggers on potential change in control severance payments.

Say on Pay Results

At the Company’s 2018 annual shareholder’s meeting, we received strong support for our executive compensation programs with 94.1% of the votes by shareholders cast in favor of a non-binding resolution to approve NEO compensation. The Compensation and HR Committee regarded the results of this vote as support of its approach to NEO compensation and, therefore, did not change its overall executive compensation policies or programs as a consequence of the shareholder vote. The Company continues to seek annual shareholder feedback on our compensation programs and encourages shareholder feedback.

Our Compensation Philosophy

The goals of the executive compensation program are to enable the Company to attract, develop and retain an executive team capable of maximizing the Company’s performance for the benefit of its shareholders. The Company’s executive compensation philosophy is, consistent with prudent banking business practices, to provide competitive target compensation opportunities with actual amounts earned commensurate with its financial performance and the generation of long-term value for shareholders through dividends and stock price appreciation. To accomplish these goals, the Company sets a base salary to provide a reasonable level of predictable base income and near- and long-term performance-based compensation to provide the NEOs with clear opportunities to increase the value of their compensation by positive contribution to stockholder interests. Pay opportunities are targeted at market median with the ability to increase or decrease actual pay earned based on our performance. The pay elements are intended to balance an appropriate mix of risk and return. Annual incentive awards are designed to provide incentives to encourage efforts to attain near-term goals, which do not encourage excessive risk taking. Long-term performance-based and time-vested restricted stock awards align executive’s interests with the Company’s shareholders and serve to retain executives over the long term.

Pay Mix

Our compensation program consists of three primary components: (i) base salary, (ii) cash-based, annual incentive awards (“AIP”), and (iii) equity-based, long-term incentive awards (“LTI”). We also offer certain retirement and other benefits. During 2018, the Company was a party to employment agreements with Messrs. Mahon, Lubow and Gunther, and a party to change in control agreements with Messrs. Volino and Rizzo. The target pay mix for the CEO and average NEO for 2018 is illustrated in the following charts:

Executive Compensation Program Components and 2018 Pay Decisions

Components of our NEO Compensation Program

•	Base salary;
•	Annual cash incentives;
•	Long-term equity incentives;
•	Employment, Change in Control, and Retention Agreements; and
•	Retirement benefits and limited perquisites.

Base Salary

The Company seeks to pay competitive base salaries that provide a reasonable level of recurring income to reflect each executive’s role. Executive base salary levels are generally reviewed on an annual basis in comparison to market benchmarking and adjusted as appropriate, with no guarantee of annual increases. Base salaries are targeted at market median with the ability to reflect performance, experience, contribution and unique roles. The Company desires to compensate executives fairly while being sensitive to managing fixed costs.

For 2018 NEO base salaries, the Compensation and HR Committee considered prevailing market conditions, individual contributions, Company performance, and competitive market perspective conducted by a nationally recognized compensation consulting firm. The salary increase for Mr. Rizzo was increased to reflect his expanded role as Principal Financial Officer. The salary increases for Messrs. Lubow, Volino, and Gunther were increased to be in-line with peer competitors based on market data provided by our independent compensation consultant.

Name	2017 Salary	2018 Salary	% Increase
Kenneth J. Mahon	$825,000	$825,000	0.0%
Stuart H. Lubow	450,000	475,000	5.6%
Robert S. Volino	420,000	445,000	6.0%
James L. Rizzo	250,430	262,952	5.0%
Conrad J. Gunther	325,000	350,000	7.7%

2018 Annual Incentive Plan (“AIP”)

Our 2018 Annual Incentive Plan, also referred to as our AIP, is a short-term incentive plan administered under our 2013 Equity and Incentive Plan to provide our NEOs with the opportunity to earn an annual cash award based on the achievement of pre-defined corporate, strategic, and individual performance goals. We designed our 2018 AIP to encourage teamwork and collaboration while recognizing the unique roles/contributions each executive has in driving our strategic plan and business performance.

The following table sets forth the award opportunities for each of our NEOs under the 2018 AIP(1).

Name and Principal Positions	Salary	Threshold Payout ($) and % of Salary	Target Payout ($) and % of Salary	Stretch (0r Max) Payout ($) and % of Salary
Kenneth J. Mahon	$825,000	$268,125	$536,250	$804,375
President and CEO		32.5%	65.0%	97.5%

Stuart H. Lubow	475,000	$106,875	$213,750	$320,625
SEVP and CBO		22.5%	45.0%	67.5%

Robert S. Volino	445,000	$100,125	$200,250	$300,375
SEVP and COO		22.5%	45.0%	67.5%

Conrad J. Gunther	350,000	$70,000	$140,000	$210,000
EVP and CLO		20.0%	40.0%	60.0%
(1)	Mr. Rizzo did not participate in the 2018 AIP as he was not an executive officer, an eligibility requirement of the plan.

Target dollars noted in the above chart represent the payout level for performance at threshold, target, and stretch, with payout at threshold equal to 50% of the target opportunity and stretch equivalent to a payout of 150% of target. Performance below threshold results in no payout under the AIP.

The performance goals were established by the Compensation and HR Committee early in 2018 to assist the Company in meeting its growth and profitability objectives for the year, which were rooted in the formal capital plan reviewed and approved by the Board of Directors (the “Capital Plan’). The three significant corporate financial measures (“Corporate Measures”) were: Reported Pre-Tax Earnings (25%), Non-Interest Expense (50%), and High Quality Deposits (25%). The Compensation and HR Committee also reserves the ability to consider other qualitative measures of performance and to adjust corporate earnings to reflect extraordinary or one-time events in considering the payout for the Corporate component of the AIP.

The Corporate Measures and weighting for the participating NEOs were as follows:

Name and Principal Positions	Corporate Goals	Individual/Strategic Goals
Kenneth J. Mahon – President and CEO	75%	25%
Stuart H. Lubow – SEVP and CBO	50%	50%
Robert S. Volino – SEVP and COO	50%	50%
Conrad J. Gunther – EVP and CLO	25%	75%

For all of our NEOs who participated in the 2018 AIP, the performance criteria used for the 2018 AIP includes individual/strategic goals, although the weighting varies by role.

For Mr. Mahon, the 2018 AIP was based 75% on the Corporate goals as described above and 25% on individual/strategic goals. The Compensation and HR Committee’s review of Mr. Mahon’s leadership and guidance in order to accomplish the strategic plan goals for the year, as well as the attainment of the items summarized in the “2018 Financial Performance/Strategic Highlights”, determined that he satisfied 100% of his individual/strategic goals.

For Mr. Lubow, who has departmental responsibility for Business Banking, the 2018 AIP award was based 50% on the Corporate Goals and 50% on individual/strategic goals. In connection with the Compensation and HR Committee’s review of Mr. Lubow’s 2018 performance, the Compensation and HR Committee recognized his efforts in the continued buildout of Business Banking, which included strong growth of both the relationship-based loan portfolio and in non-interest bearing checking accounts. Additionally, Mr. Lubow oversaw the successful launch of the Company’s residential lending business. The Compensation and HR Committee awarded Mr. Lubow with 100% of his individual/strategic performance target under the 2018 AIP.

For Mr. Volino, the 2018 AIP was based 50% on the Corporate Goals and 50% on individual/strategic goals. As COO of the Company, Mr. Volino was charged with oversight of various projects that played a key role in the achievement of the Corporate Goals, such as the core system conversion and firm-wide initiatives to improve efficiency. Mr. Volino also devoted significant time focusing on the retail business transformation and the shift to business accounts from consumer accounts. The Compensation and HR Committee considered these efforts and awarded Mr. Volino with 100% of his individual/strategic performance target under the 2018 AIP.

For Mr. Gunther, who has responsibility to oversee the Company’s lending business, the 2018 AIP was based 25% on Corporate Goals and 75% on individual/strategic goals. Mr. Gunther played a key role in the managing the growth of both the relationship-based loan portfolio and in non-interest bearing checking accounts. His oversight of the SBA loan business also helped the Bank to achieve “Preferred Lender” designation by the SBA, which will enable the Bank to make SBA lending approvals more rapidly in the future. The Compensation and HR Committee determined that Mr. Gunther satisfied 100% of his 2018 AIP individual/strategic goals.

Results of the Corporate Measures relative to the pre-established objectives were as follows:

Corporate Measures	Weight	Threshold	Target	Stretch	Result	Result as an Interpolated Percentage of the Target	Weighted Result
Pre-tax Earnings	25%	$53,600	$66,600	$83,700	$66,715	100.3%	25.1%
Non-interest expense	25%	$87,000	$86,100	$84,000	$86,890	56.1%	14.0%
High Quality Deposits(1)	50%	$548,159	$599,081	$718,897	$580,049	81.3%	40.7%
TOTAL							79.8%
(1)	High Quality Deposits defined as the sum of: Multifamily MMAs, Total Commercial Lending deposits, Business Banking MMAs, Total Branch Business deposits, and Branch Consumer Checking deposits.

To balance incentives to achieve financial results against the need to discourage excessive risk-taking, the Compensation and HR Committee also considered Company performance on supplemental measures, including efficiency ratio, non-performing assets (in dollars and as a percentage of average total assets), net charge-offs (in dollars and as a percentage of average loans) and capital ratios, relative to historical and peer results.

Based upon the overall financial results, consideration of individual performance of the NEO’s individual goals, and the supplemental risk-based performance, the Compensation and HR Committee approved the annual incentive payouts in the table below. All NEOs were determined by the Compensation and HR Committee to achieve 100% of their individual performance goals. No negative risk adjustments were used. Based on the weight allocation between Company and individual performance, the approved payouts were determined below.

Name	Target	Corporate Performance Achieved (79.8% of target)	Individual Performance (% of Target and $)	Total 2018 AIP Payment	Total Payment as a % of Target
Kenneth J. Mahon	$536,250	$320,817	$134,063 (100%)	$454,880	84.8%
Stuart H. Lubow	213,750	85,252	106,875 (100%)	192,127	89.9%
Robert S. Volino	200,250	79,868	100,125 (100%)	179,993	89.9%
Conrad J. Gunther	140,000	27,919	105,000 (100%)	132,919	94.9%
Total for NEOs	1,090,250	$513,856	$446,063	$959,919

2018 Long Term (Equity) Incentive (“LTI”) Program

The foundation of our compensation philosophy is pay for performance, therefore we have designed a Long Term Incentive Program, also referred to as our LTI, that aligns our executives with our long-term performance and resulting shareholder value. We believe our 2018 LTI is an effective means of creating a link between the interests of our shareholders, our financial performance and retaining executive management.

Below are the target LTI opportunities for the four NEOs participating in the 2018 Program.

Name	Target of Base Salary
Kenneth J. Mahon, President and CEO	60%
Stuart Lubow, Senior EVP and CBO	50%
Robert S. Volino, Senior EVP and COO	50%
Conrad J. Gunther, EVP and CLO	40%
(1)	Mr. Rizzo did not participate in the 2018 LTI as he was not an executive officer, an eligibility requirement of the plan.

The 2018 LTI were granted as 60% of performance share awards (“PSAs”) and 40% as time-vested restricted stock awards (“RSAs”).

The PSAs were granted at target and vest based on 3-year (i.e. 2018 – 2020) ROAA percentile compared to a broad Bank Industry Index with an additional negative modifier if our Total Shareholder Return (“TSRs”) falls below the 30th percentile. The PSAs are performance based and will only vest based on performance related to our profitability and relative shareholder returns. The remaining 40% of the LTI were granted in the form of time-vested RSA with 4 year incremental vesting (i.e. 25% per year). The RSAs support our goal of executive ownership and shareholder alignment as well as provides powerful retention of key executives. The LTI is administered under the Company’s 2013 Equity and Incentive Plan.

The following table sets forth the performance goals for the PSAs. Once the defined threshold level of performance is achieved, payouts can vary from 50% of the target for the threshold level of performance to a maximum payout of 150% of the target for stretch performance. Payouts will be interpolated between these points.

Measure	Weight	Threshold	Target	Stretch
3-year Relative ROAA	100%	40th percentile	60th percentile	70th percentile
Payout Range (% of Target)	—	50%	100%	150%
3-Year Relative TSR Negative Adjustment (-20%)	—	If TSR relative to the Industry Index is lower than the 30th percentile, the payout will be adjusted negatively by 20%

The following table sets forth the 2018 LTI opportunities for each NEO:

	Performance- based	Time-vested
Name	PSA	Number of Shares of RSA (#)	Grant Date Fair Value of RSAs ($)(1)	Total Value
Kenneth J. Mahon	$297,000	10,025	$198,000	$495,000
Stuart H. Lubow	142,500	4,810	95,000	237,500
Robert S. Volino	133,500	4,506	89,000	222,500
Conrad J. Gunther	84,000	2,835	56,000	140,000
(1)	Calculated based upon a grant date fair value of $19.75 per award, the closing price of the Common Stock on April 30, 2018.

The Compensation and HR Committee does not have discretion to increase the size of the payout or to award compensation if the goals are not met, but may exercise negative discretion considering the Company’s performance relative to peers and other relevant factors. PSA’s are awarded as shares of Common Stock in the first quarter of 2021 if the NEO is employed on December 31, 2020 and based on actual performance. If an NEO’s employment terminates prior to the end of a performance period due to death, disability or retirement, the Company’s obligation will be prorated for performance as of the date of termination and paid at the end of the performance period unless the Compensation and HR Committee determines otherwise. The Compensation and HR Committee may provide for immediate payout in the case of death. In the event of a change of control, performance will be assessed through the change of control date and a prorated payment made as soon as possible after that date. If the actual performance results cannot be calculated, the target will be used.

Payout Under 2016 - 2018 LTI Program.

Our LTI program in 2016 included both a cash component and an equity-based long-term incentive of 60% granted as performance share awards and 40% granted as time-vested restricted stock awards. The time-vested restricted stock awards vest 25% per year and will continue to vest through 2019.

Payouts under the performance-based cash and equity components that vest based on performance over a 3 year period, January 1, 2016 – December 31, 2018 are described below.

The cash component was based on relative TSR compared to the compensation peer group selected in 2016. The established performance goals, actual achievement levels and LTI earned for the measurement period are shown in the following table:

Performance Goal	Weight	Threshold	Target	Maximum	Result	Achievement (% of Target)
TSR (percentile rank in peer group)(2)	50%	40th	50th	75th	58th	116.0%
(1)	The peer group for this LTI component was developed, as of December 31, 2015, by a nationally recognized compensation consulting firm, and consisted of the following: Astoria Financial Corporation, Flushing Financial Corp., Investors Bancorp, Inc., Kearny Financial Corp, Northfield Bancorp, OceanFirst Financial Corporation, Oritani Financial Corp., Provident Financial, Sterling Bancorp, Sun Bancorp, Inc., TrustCo Bank Corp and Valley National Bancorp.

The PSAs consisted of two metrics, cumulative core EPS and ROAE, each split evenly. The performance period was January 1, 2016 to December 31, 2018. Actual performance was assessed in March 2019 and certified by the Compensation and HR Committee for payout in March 2019. The established performance goals, actual achievement levels and PSAs earned for the measurement period are shown in the following tables:

Performance Goal	Weight	Threshold	Target	Maximum	Result	Achievement (% of Target)	Weighted Achievement(1)
Cumulative Core EPS(2)	50%	$3.89	$4.58	$5.27	$3.87	0%	0%
Cumulative ROAE(2)	50%	8.18%	9.62%	11.06%	8.23%	51.7%	25.9%
TOTAL							25.9%
(1)	The Weighted Achievement is calculated as the Achievement (% of Target) multiplied by the weighting of the respective performance goal in determining the payout amount.
(2)	Please refer to the Appendix within this Proxy for a discussion of the computation of Cumulative Core EPS and Cumulative ROAE.

The cash payments made under the 2016 – 2018 LTI Program were as follows(1):

	Cash Payments		Performance Shares
Name	Achievement %	Payment Upon Settlement	Achievement %	Shares Vested Upon Settlement
Kenneth J. Mahon	116.0	$95,700	25.9	1,230
Robert S. Volino	116.0	41,760	25.9	537
(1)	Messrs. Lubow, Gunther, and Rizzo did not participate in the 2016-2018 LTIP as they were not executive officers, an eligibility requirement of the plan.

Executive Agreements

Employment and Change in Control Employment Agreements

During 2018, the Bank and the Company maintained employment agreements with Messrs. Mahon, Lubow and Gunther that protected both the Company and those individuals in the event of certain separation events. In 2019, the Company entered into Change in Control Employment Agreements (“Change in Control Agreements”) with Messrs. Lubow, Volino, Gunther and Rizzo. The Change in Control Agreements with Messrs. Lubow and Gunther replace their prior employment agreements. The Change in Control Agreements with Messrs. Volino and Rizzo replace their prior retention agreements. The employment agreement for Mr. Mahon generally protects Mr. Mahon in the event of certain terminations of employment within three years following a change in control. The Change in Control Agreements generally protect the covered individuals in the event of certain terminations of employment within two years following a change in control. The Compensation and HR Committee believes the terms of our employment agreements are in line with industry standards and are necessary to maintain a stable management team. See “Executive Compensation - Agreements with Our Named Executive Officers Upon Termination of Service and Change in Control” for additional information on the agreements.

Retention Agreements with Other NEOs

During 2018, the Bank and the Company maintained Retention Agreements with Messrs. Volino and Rizzo. See “Executive Compensation - Agreements with Our Named Executive Officers Upon Termination of Service and Change in Control” for additional information on the agreements.

Retirement Benefits and Perquisites

Retirement Plan.The Bank maintains the Retirement Plan of Dime Community Bank (the “Retirement Plan”), a noncontributory, tax-qualified defined benefit pension plan for all eligible employees. Only Messrs. Mahon and Rizzo are participants in the plan as all participant benefits under the Retirement Plan were frozen effective April 1, 2000, and no benefits have been accrued under the Retirement Plan since that date.

KSOP. The KSOP allows eligible employees, including the NEOs, to supplement their retirement savings with elective deferral contributions that we match at specified levels. The KSOP also provides for additional discretionary employer contributions, subject to the Internal Revenue Code (“Code”) contribution limits.

Benefit Maintenance Plan (“BMP”). The BMP is a non-qualified deferred compensation plan that provides our NEOs with supplemental retirement benefits. We believe the benefits provided through the BMP reflect competitive practices for similarly-situated officers employed by our peers whose tax-qualified retirement benefits are limited by the Code. The Compensation and HR Committee reviews the BMP design periodically with due consideration given to prevailing market practices, overall executive compensation philosophy and cost to the Company. See “Executive Compensation - Pension Benefits” for information on the terms of the BMP. With the exception of Mr. Rizzo, the NEOs and certain other officers are eligible to participate in the BMP.

The Compensation and HR Committee believes that perquisites should be limited in scope and have a business-related purpose. The Compensation and HR Committee periodically reviews perquisites to ensure alignment with the desired philosophy. The Compensation and HR Committee approves specific perquisites or benefits for individuals based on the needs of the position.

In 2018, perquisites for all of the NEOs included either an automobile allowance or the right to use a Company automobile, which are represented under “Executive Compensation - Summary Compensation Table” under Footnote 7.

Executive Compensation Process

Role of the Compensation and HR Committee

The Compensation and HR Committee consists of three independent members of the Board. The Chairman of the Compensation and HR Committee presents a summary of each meeting during the Board meetings. The Compensation and HR Committee met five times during the year ended December 31, 2018.

The Compensation and HR Committee’s primary responsibilities include the following:

•	Oversees administration of the process for determining the compensation and benefits of officers and employees of the Company and the Bank.
•	Assists the Board in its oversight of the human resources activities of the Company and its subsidiaries.
•	Evaluates the performance of the CEO and executive officers in determination of base salary.
•	Evaluates the annual incentive program, based on Corporate and Individual performance components, in determination of cash awards to the CEO and executive officers.
•	Evaluates the long-term incentive program, based on the Company’s absolute and relative performance, in determination of cash and equity awards.
•	Reviews and approves all NEO agreements.
•	Recommends Director compensation to the Board.
•	Oversees the Company’s compliance with all regulations related to executive compensation.
•	Reviews and approves the CD&A.

The Compensation and HR Committee, with the assistance of management and its independent compensation consultant, reviews its philosophy and executive compensation programs annually.

Role of Management

In order for the Compensation and HR Committee to make decisions regarding base salary, annual and long-term incentives, and other aspects of the Company’s benefit programs, members of Management and Human Resources (“HR”) are asked to provide input on Corporate objectives and individual performance goals. Input from members of Management and HR are considered to be suggestions and recommendations for the Compensation and HR Committee’s consideration.

Role of the Compensation Consultant and Advisors

The Compensation and HR Committee utilizes legal counsel, as necessary, and a nationally recognized compensation consulting firm, to assist in performing its duties. The Compensation and HR Committee relies on legal counsel to advise on its obligations and rights under applicable corporate, securities and employment laws, to assist in interpreting the Company’s obligations and rights under compensation plans and agreements, and to draft plans and agreements to document business decisions. Meridian Compensation Partners LLC (“Meridian”) served as independent advisor to the Compensation and HR Committee for benchmarking and decisions related to the 2018 compensation program.

The Compensation and HR Committee evaluated the independence of both the compensation consulting firm and legal counsel to assess whether their work raised conflicts of interest under NASDAQ listing standards and SEC rules. Based on this review, Meridian and legal counsel were both determined to be independent and their work did not raise any conflicts of interest.

Benchmarking and Peer Group

In making executive compensation decisions, the Compensation and HR Committee seeks to maintain a strong linkage between pay and corporate performance, both in absolute terms and in relation to a designated peer group. The Compensation and HR Committee uses a peer group to review pay program competitiveness and to assess corporate performance. The members of our peer group are reviewed each year to determine relevance of the peer set.

The table below shows how the peer group was chosen and how it is used:

HOW THE PEER GROUP IS CHOSEN
The Company approximates the median total asset size of the peer group.	The Company approximates the median market capitalization of the peer group.
The peer group members operate in the Company’s region.	The peer group has a similar overall business model to the Company.
The Company engages a nationally recognized compensation consulting firm to evaluate and recommend an appropriate peer group.

HOW THE COMPENSATION AND HR COMMITTEE USES THE PEER GROUP
For input in developing base salary ranges, annual incentive targets and LTI award ranges.	To benchmark share ownership guidelines.
To assess the competitiveness of total direct compensation awarded to executives.	To validate whether executive compensation programs are aligned with Company performance.
As an input in designing compensation plans, benefits and perquisites.

The peer group utilized was comprised of the following companies in 2018:

Company Name	City and State of Corporate Headquarters	Total Assets(1)
Bridge Bancorp, Inc.	Bridgehampton, NY	$4.70
ConnectOne Bancorp, Inc.	Englewood Cliffs, NJ	5.46
Customers Bancorp, Inc.	Wyomissing, PA	9.83
Eagle Bancorp, Inc.	Bethesda, MD	8.39
First of Long Island Corporation	Glen Head, NY	4.24
Flushing Financial Corporation	Uniondale, NY	6.83
Investors Bancorp, Inc.	Short Hills, NJ	26.23
Kearny Financial Corp.	Fairfield, NJ	6.58
Lakeland Bancorp, Inc.	Oak Ridge, NJ	5.81
Northfield Bancorp, Inc.	Woodbridge, NJ	4.41
Northwest Bancshares, Inc.	Warren, PA	9.61
OceanFirst Financial Corp.	Toms River, NJ	7.52
Oritani Financial Corp.	Township of Washington, NJ	4.17
Peapack Gladstone Financial Corporation	Gladstone, NJ	4.62
Provident Financial Services, Inc.	Iselin, NJ	9.73
Sandy Spring Bancorp, Inc.	Olney, MD	8.24
TrustCo Bank Corp NY	Glenville, NY	4.96
WSFS Financial Corporation	Wilmington, DE	7.25
Median		6.71
Dime Community Bancshares, Inc.	Brooklyn, NY	6.40
(1)	As of December 31, 2018. Amount is in billions.

In addition to the peer group, the Compensation and HR Committee considers market data from published industry surveys to supplement the proxy data and provide data for executives who are not NEOs.

Other Compensation Policies/Practices

Stock Ownership and Retention Requirement - The Company has a policy that requires executives to own shares of Common Stock with an aggregate value tied to a multiple of their base salary. Mr. Mahon’s guideline is to own shares with an aggregate value of at least equal to 500% of his annual rate of base salary. Senior Executive Vice Presidents are required to own with an aggregate value at least equal to 300% of their annual rate of base salary, Executive Vice Presidents are required to own shares with an aggregate value at least equal to 200% of their annual rate of base salary. The stock ownership requirement is phased in ratably over five years for newly appointed executive officers. Shares owned directly and in vested retirement accounts, shares in vested accounts under the Company’s BMP and unvested restricted stock awards count toward these limits. Unexercised stock options do not count toward these requirements. The following table indicates the stock ownership requirement applicable to each NEO based on the salary of each NEO and the stock price, as well as the stock ownership of each, as of the Record Date:

Name of NEO(1)	Stock Ownership Requirement (multiple)	Stock Ownership Requirement at Record Date (# of Shares)	Stock Ownership at Record Date (# of Shares)	Stock Ownership Value at Record Date(2)
Kenneth J. Mahon	5x	218,139	547,955	$10,361,829
Stuart H. Lubow(3)	3x	75,357	29,488	557,618
Robert S. Volino	3x	70,598	85,157	1,610,319
Conrad J. Gunther(4)	2x	37,017	8,540	161,491
(1)	Mr. Rizzo was not subject to the stock ownership requirement in 2018, as he was not an executive officer during 2018.
(2)	The closing price of the Common Stock on the Record date was $18.91.
(3)	Mr. Lubow was hired in January 2017.
(4)	Mr. Gunther was hired in December 2016.

The Company’s policy further requires that each executive officer who is not in full compliance with the Company’s stock ownership guidelines must retain 100% of the net shares (after taxes and acquisition costs) acquired through stock option exercises and restricted stock vesting until he or she attains full compliance with the ownership guidelines.

Recoupment/Clawback Policy - The Company has adopted a policy permitting it to seek recovery of certain performance-based compensation in the event of a financial restatement due to the Company’s material non-compliance with the financial reporting requirements of the federal securities laws. In the event of such a restatement, performance-based compensation paid during the prior three years will be reviewed to determine if the right to, or amount of, the compensation was based on the achievement of performance goals derived from the financial statements and if so, whether the right to, or amount of, the compensation would be different based on the financial restatement. If, based on this review, an overpayment has occurred, the Company may require the recipient to repay the excess amount. This policy applies to the Company’s and Bank’s executive officers.

Restrictions on Hedging and Pledging - Executive officers and Directors of the Company and its subsidiaries are prohibited from: (i) entering into transactions designed to hedge or offset a decrease in the market value of Common Stock; and (ii) pledging, hypothecating, or otherwise encumbering shares of Common Stock as collateral for indebtedness.

Impact of Accounting and Tax Treatment

Section 162(m) - Under Section 162(m) of the Code (“Section 162(m)”), the Company is generally prohibited from deducting certain forms of compensation in excess of $1,000,000 paid to the Chief Executive Officer and the other “covered employees” as defined in Section 162(m). An exception to this $1,000,000 deduction limitation was available with respect to compensation that qualified as “performance-based compensation” under Section 162(m), which required compliance with certain requirements set forth in Section 162(m) and the applicable regulations. As a result of new tax legislation that went into effect on December 22, 2017, this exception for performance-based compensation was no longer available for taxable years beginning after December 31, 2017, unless such compensation qualifies for certain transitionary relief contemplated in the new tax legislation.

The Company has believed that it was generally in the Company’s best interests to design compensation arrangements that were intended to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Company took appropriate actions, to the extent feasible, that were designed and intended to preserve the deductibility of annual incentive and long-term performance awards previously granted to its executive officers who are covered by Section 162(m). However, notwithstanding this general policy, the Company also believes there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible.

As a result of the new tax legislation, compensation paid in excess of $1 million to individuals who, following December 31, 2017, are subject to Section 162(m) is not expected to be deductible under Section 162(m) of the Code, unless the compensation qualifies for transitionary relief. Therefore, certain compensation paid under our AIP and certain of our long-term equity awards originally designed with the intent that the amounts would qualify as “performance-based compensation” may not be deductible in the future. Although the Compensation and HR Committee will continue to analyze the impact that Section 162(m) and the potential lack of deduction associated with amounts paid in excess of the deduction limitation may have on the Company, the Compensation and HR Committee continues to retain the flexibility to make decisions with respect to the Company’s compensation programs that are based on factors other than Section 162(m) and related tax consequences. This flexibility may include amending or modifying the design elements of our historical compensation programs to the extent those design elements were principally adopted in an effort to comply with Section 162(m).

Sections 4999 and 280G - Section 4999 of the Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals” in connection with a change in control. Under section 280G of the Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change of control to a disqualified individual (which includes the NEOs) exceed three times the individual’s “base amount” (as defined in the Code), they constitute “excess parachute payments” to the extent they exceed one time the individual’s base amount.

Pursuant to his Employment Agreement, the Company or Bank will reimburse Mr. Mahon for the amount of the excise tax, if any, and make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, Mr. Mahon would retain approximately the same net after-tax amounts under the Employment Agreement that he would have retained if there was no excise tax. Neither the Bank nor the Company is permitted to claim a federal income tax deduction for the portion of the change of control payment that constitutes an excess parachute payment, the excise tax reimbursement payment or the gross-up payment. The other NEOs’ agreements do not have gross-ups or cut-backs.

Accounting Considerations - The Compensation and HR Committee is informed of the financial statement implications of the elements of the NEO compensation program. However, the probable contribution of a compensation element to the objectives of the Company’s NEO compensation program and its projected economic cost, which may or may not be reflected on the Company’s financial statements, are the primary drivers of NEO compensation decisions.

Risk Assessment

The Company’s compensation program is designed to mitigate risk by: (1) providing non-performance-based salaries, retirement and fringe benefits that permit executives to pay living expenses and plan for the future without reliance on incentives, (2) incorporating cash incentives to reward current successes, in relation to forecast performance derived from the Capital Plan, and (3) including long-term incentives in the form of stock awards and performance-based shares, as well as maintaining stock ownership and retention requirements, to sustain focus on long-term shareholder value. The Compensation and HR Committee exercises discretion in awarding annual incentives, including a retrospective assessment of management’s performance in light of prevailing business conditions, to discourage excessive focus on formulaic goals. This retrospective assessment includes, in addition to financial measures, consideration of indicators of business prudence such as credit quality and capital ratios. Management stock ownership and retention requirements and equity-based retirement benefits provided through the Company’s tax-qualified KSOP and related BMP assure that management retains a significant financial interest in the long-term performance of the Common Stock, and sensitivity to the potential long-term effects of short-term business strategies, throughout their tenure with the Company. The Company believes these features recognize a balance between the need to accept risk exposure in the successful operation of its business and the need to identify and prudently manage such risks.

In addition to assisting with the competitive review of executive compensation, a nationally recognized compensation consulting firm has been engaged to assist the Compensation and HR Committee in conducting a risk review of the Company’s incentive compensation programs. Based upon its review, the compensation consultant indicated its belief that the incentive plans place a proper balance of reinforcing performance while not encouraging inappropriate risk taking behavior.

Compensation and HR Committee Report

The Compensation and HR Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management; and based on the review and discussions, the Compensation and HR Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A for the 2019 Annual Meeting of Shareholders.

COMPENSATION AND HR COMMITTEE OF DIME COMMUNITY BANCSHARES, INC.

Rosemarie Chen, Chair
Kathleen M. Nelson
Omer S. J. Williams

Compensation and HR Committee Interlocks and Insider Participation

There are no interlocks, as defined under the rules and regulations of the SEC, between the Company and the current members of the Compensation and HR Committee and corporations with respect to which they are affiliated, or otherwise.

EXECUTIVE COMPENSATION

The following table provides information about the compensation paid for services rendered in all capacities by the NEOs for the year ending December 31, 2018.

Summary Compensation Table

			Equity Incentive Plan Stock Awards		Non-Equity Incentive Plan Compensation(4)
Name and Principal Positions	Year	Salary(1)	Performance- based Stock Awards(2)	Time- Vesting Restricted Stock Awards(3)	Annual Incentive Award	Long- Term Cash Incentive Award	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)(6)	All Other Compensation (7)(8)	Total	Total Excluding the Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)
Kenneth J. Mahon President and CEO	2018	825,000	297,000	198,000	454,880	95,700	(3,421)	79,364	1,946,523	1,949,944
	2017	825,000	396,000	264,000	376,984	124,925	117,991	99,921	2,204,821	2,086,830
	2016	550,000	82,500	165,000	264,941	87,189	36,929	581,767	1,768,326	1,731,397

Stuart H. Lubow(9) SEVP and Chief Banking Officer	2018	475,000	142,500	95,000	192,127	—	—	51,295	955,922	955,922
	2017	446,827	—	225,000	172,429	—	—	34,261	878,517	878,817

Robert S. Volino(9) SEVP and COO	2018	445,000	133,500	89,000	179,993	41,760	—	39,914	929,167	929,167
	2017	420,000	126,000	84,000	170,525	56,516	—	47,950	904,991	904,991

James L. Rizzo(9) SVP and Comptroller	2018	259,821	—	—	42,072	—	(17,038)	24,265	309,129	326,158
	2017	231,055	—	—	62,608	—	21,434	27,172	342,269	320,835

Conrad J. Gunther(9) EVP and CLO	2018	350,000	84,000	56,000	132,919	—	—	50,233	673,152	673,152
(1)	Salary represents amount earned for the fiscal year, whether or not actually paid during such year.
(2)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Awards consist of performance-based stock awards which vest based on the achievement of certain performance criteria. The performance-based awards assume the probable outcome of performance conditions for the targeted potential value of the award. For valuation and discussion of the assumptions related to these awards, see Note 15 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K. Based on the fair value at grant date, the following are the maximum potential values of the performance shares for the 2018 – 2020 performance period assuming maximum level of performance is achieved: Mr. Mahon, $445,500; Mr. Lubow, $213,750; Mr. Volino, $200,250, and Mr. Gunther, $126,000.
(3)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Awards consist of restricted stock which vests ratably over four years. For valuation and discussion of the assumptions related to these awards, see Note 21 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K. The disclosed amounts do not reflect the value of dividends paid on unvested restricted stock, which is included in the Summary Compensation Table under the caption “All Other Compensation.”
(4)	Amount represents cash payments made to the NEO under the Cash LTI or the AIP in the respective year. Please refer to “Compensation Discussion and Analysis – Compensation Program Components – Long-Term Incentive Program” for the determination of the LTI payout shown for 2018, and “Compensation Discussion and Analysis – Compensation Program Components Short-term Incentive Plan” for the determination of the AIP payout shown for 2018.
(5)	Includes for each NEO: (a) the increase (if any) for the fiscal year in the present value of the individual's accrued benefit (whether or not vested) under the Retirement Plan and BMP calculated by comparing the present value of each individual's accrued benefit under both such plans in accordance with FASB ASC Topic 715 (“ASC Topic 715”) as of the plan's measurement date in such fiscal year to the present value of the individual's accrued benefit as of the plan's measurement date in the prior fiscal year, plus (b) the amount of interest accrued on defined contribution deferred compensation balances at a rate in excess of 120% of the applicable federal long-term rate under section 1274(d) of the Code. There were no “above-market earnings” associated with these amounts.
(6)	The Company does not regard amounts reported for 2018 under the caption “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table as recurring compensation. All of the Company’s defined benefit plans have been frozen to future benefits since 2000. The compensation amount associated with Change in Pension Value and Nonqualified Deferred Compensation Earnings therefore results solely from the application of different actuarial valuation assumptions during each period. The 2018 earnings amounts shown in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” resulted from increases in the statutory discount rate assumption of 66 basis points for the Retirement Plan valuation and 67 basis points for the BMP valuation, as well as the Society of Actuaries’ recent issuance of new mortality tables projecting longer life expectancies. The amounts in the column entitled “Total Excluding the Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent total compensation excluding the amounts listed in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(7)	The NEOs participate in certain group life, health, and disability insurance, retirement and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms and operation (other than the BMP). For 2018, the figure shown for each NEO includes the following items:
Name	Life Insurance Premiums	Automobile	KSOP Cash Contribution	BMP (a)	Other (b)	Total
Kenneth J. Mahon	$15,081	$1,874	$8,250	$28,954	$16,955	$79,364
Stuart H. Lubow	2,874	7,671	8,250	17,620	6,630	51,295
Robert S. Volino	499	1,230	7,725	15,404	6,805	39,914
James L. Rizzo	735	9,600	5,566	—	114	24,265
Conrad J. Gunther	20,189	12,000	8,250	5,940	3,854	50,233
(a)	Amount represents BMP benefits earned during the year ended December 31, 2018 associated with the KSOP.
(b)	Amount represents dividends paid on unvested restricted stock awards during 2018 for each NEO.
(8)	2016 amount for Mr. Mahon represents both the annual ESOP allocation as well as the final one-time allocation of surplus shares following the full prepayment of the outstanding ESOP loan balance. The value of the final ESOP allocation was $460,612. The value was determined based upon the $20.10 closing price of the Common Stock on the last trading day of 2016. (See Notes 1 and 19 to the audited consolidated financial statements in the Company’s 2018 Annual Report on Form 10-K, which discuss the manner in which ESOP expense is recognized).
(9)	Compensation is presented only for the years in which the individual was an NEO.

CEO Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are required to disclose the reasonable estimate of the ratio of the annual total compensation of our median employee, in terms of compensation, excluding Kenneth J. Mahon, our Chief Executive Officer, to the annual total compensation of Mr. Mahon, calculated in a manner consistent with the Dodd-Frank Act and Securities and Exchange Commission rules.

Our median employee for 2018 was determined using the annualized base W-2 earnings for the year ended December 31, 2018 for all employees who were actively employed on December 31, 2018. We annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2018 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

The total annual compensation of our median employee, using the same methodology we use to calculate the CEO’s total annual compensation, as reflected in the Summary Compensation Table compensation on the previous page, was is $62,818. The annual total compensation of the CEO, Kenneth J. Mahon was $1,946,523. Accordingly, the final pay ratio calculation was 31:1 for 2018.

Grants of Plan-based Awards for Fiscal Year 2018

The following table sets forth information regarding plan-based awards granted to the NEOs during the last fiscal year.

			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Time-vested Restricted Stock Awards
Executive	Type	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Number of Shares	Grant Date Fair Value of Awards(2)
Kenneth J. Mahon	PSA	3/28/2018	8,005	16,010	24,016	—	—
	RSA	4/30/2018	—	—	—	10,025	$198,000
Stuart H. Lubow	PSA	3/28/2018	3,840	7,681	11,522	—	—
	RSA	4/30/2018	—	—	—	4,810	95,000
Robert S. Volino	PSA	3/28/2018	3,598	7,196	10,795	—	—
	RSA	4/30/2018	—	—	—	4,506	89,000
Conrad J. Gunther	PSA	3/28/2018	2,264	4,528	6,792	—	—
	RSA	4/30/2018	—	—	—	2,835	56,000
(1)	The information in these columns reflects the range of possible awards for vesting of PSA. The awards will vest based on the achievement of one pre-determined performance goal: reported ROAA, for the performance period from January 1, 2018 through December 31, 2020. During March 2018, the Compensation and HR Committee approved threshold, target and maximum opportunities based on consultation with the independent compensation consulting firm. Target performance represents our budget performance, threshold payout level (50% of the target) represents a baseline level of acceptable performance to receive any award and maximum payout (150% of the target) represents exceptional performance.
(2)	The amounts in this column reflect the aggregate grant date fair value of the awards, the closing price of the Common Stock on the grant date, $19.75 as of April 30, 2018. See “Grant of Plan-Based Awards Table” for additional information on the restricted stock award grants.

2004 Stock Incentive Plan. The Company's Board of Directors has adopted the 2004 Stock Incentive Plan, which was approved by the Company's shareholders at their annual meeting held in 2004. Future awards under the plan were terminated upon reaching its tenth anniversary in 2014. The Compensation and HR Committee of the Board of Directors administers the 2004 Stock Incentive Plan and authorized all equity grants. All equity grants under the 2004 Stock Incentive Plan are fully vested. Options granted under the 2004 Stock Incentive Plan are intended to qualify as “incentive stock options” under Section 422 of the Code.

2013 Equity and Incentive Plan. The 2013 Equity and Incentive Plan was adopted by the Company’s Board of Directors and subsequently approved by the Company’s shareholders at their annual meeting held in 2013. The 2013 Equity and Incentive Plan provides the Company with the flexibility to make equity compensation available to Outside Directors, officers (including the CEO) and other employees of the Company or its subsidiaries. As of the Record Date, up to 533,377 shares of Common Stock remained eligible for award grants to either to Directors, NEOs or other officers of the Company under the 2013 Equity and Incentive Plan.

Outstanding Equity Awards at 2018 Fiscal Year End

		Option Awards					Stock Awards
							Restricted Stock		Performance Shares
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Number of Shares of Stock That Have Not Vested (#)(3)	Market Value of Shares of Stock That Have Not Vested ($)(2)
Kenneth J. Mahon	4/30/2010	3,044	—	—	12.75	4/30/2020	—	—	—	—
	4/29/2011	9,709	—	—	15.46	4/29/2021	—	—	—	—
	4/30/2015	—	—	—	—	—	1,963	33,332	—	—
	4/29/2016	—	—	—	—	—	4,556	77,361	—	—
	3/23/2017	—	—	—	—	—	—	—	20,050	340,449
	4/28/2017	—	—	—	—	—	10,180	172,856	—	—
	3/28/2018	—	—	—	—	—	—	—	16,010	271,850
	4/30/2018	—	—	—	—	—	10,025	170,225	—	—
Robert S. Volino	4/30/2015	—	—	—	—	—	888	15,078	—	—
	4/29/2016	—	—	—	—	—	1,988	33,756	—	—
	3/23/2017	—	—	—	—	—	—	—	6,380	108,332
	4/28/2017	—	—	—	—	—	3,239	54,998	—	—
	3/28/2018	—	—	—	—	—	—	—	7,196	122,188
	4/30/2018	—	—	—	—	—	4,506	76,512	—	—
Stuart H. Lubow	1/3/2017	—	—	—	—	—	8,232	139,779	—	—
	3/28/2018	—	—	—	—	—	—	—	7,681	130,423
	4/30/2018	—	—	—	—	—	4,810	81,674	—	—
Conrad J. Gunther	1/3/2017	—	—	—	—	—	4,756	80,757	—	—
	3/28/2018	—	—	—	—	—	—	—	4,528	76,885
	4/30/2018	—	—	—	—	—	2,835	48,138	—	—
(1)	Please refer to the sections titled “2004 Stock Incentive Plan” and “2013 Equity and Incentive Plan” commencing on page 36 for a discussion of the vesting dates for each of the unexercisable options and unvested restricted stock awards.
(2)	Market value is calculated on the basis of $16.98 per share, the closing sale price of the Common Stock on the Nasdaq Stock Market on the final trading day of 2018.
(3)	These shares are subject to vesting based upon the achievement of specific goals. The amounts shown assume the target level of performance is achieved. The actual award, if any, will be determined as of the completion of the performance period for each award.

On April 30, 2014, a grant of restricted stock awards was made to Mr. Mahon (7,362 shares), Mr. Volino (4,908 shares) and Mr. Rizzo (3,251 shares). 25% of these awards vested on May 1, 2015, 2016, 2017, and 2018 respectively. On April 30, 2015, a grant of restricted stock awards was made to Mr. Mahon (7,852 shares) and Mr. Volino (3,552 shares). 25% of these awards vested on May 1, 2016, 2017, and 2018, respectively, with the remaining shares vesting on May 1, 2019. On March 24, 2016, PSAs assuming target performance were granted to Mr. Mahon (4,756 shares) and Mr. Volino (2,074 shares). These shares vest based upon the achievement of specific goals during the performance period, ending December 31, 2018. On April 29, 2016, a grant of restricted stock awards was made to Mr. Mahon (9,111 shares) and Mr. Volino (3,976 shares). 25% of these awards vested on May 1, 2017 and 2018, with the remaining shares vesting in equal annual installments on May 1, 2019 and 2020. On January 3, 2017, a grant of restricted stock awards was made to Mr. Lubow (10,975 shares) and Mr. Gunther (6,341 shares). 25% of these awards vested on January 3, 2018, with the remaining shares vesting in equal annual installments on January 3, 2019, 2020 and 2021. On March 23, 2017, PSAs assuming target performance were granted to Mr. Mahon (20,050 shares) and Mr. Volino (6,380 shares). These shares vest based upon the achievement of specific goals during the performance period, ending December 31, 2019. On April 28, 2017, a grant of restricted stock awards was made to Mr. Mahon (13,573 shares) and Mr. Volino (4,318 shares). 25% of these awards vested on May 1, 2018, with the remaining shares vesting in equal annual installments on May 1, 2019, 2020 and 2021. On March 28, 2018, PSAs assuming target performance were granted to Mr. Mahon (16,010 shares), Mr. Volino (7,196 shares), Mr. Lubow (7,681 shares) and Mr. Gunther (4,528 shares). These shares vest based upon the achievement of specific goals during the performance period, ending December 31, 2020. On April 28, 2018, a grant of restricted stock awards was made to Mr. Mahon (10,025 shares), Mr. Volino (4,506 shares) and Mr. Gunther (2,835 shares). These shares vest in equal annual installments on May 1, 2019, 2020, 2021 and 2022, respectively.

Option Exercises and Stock Vested for Fiscal Year 2018

The following table sets forth the stock awards that vested for and the option awards that were exercised by, the NEOs during the last fiscal year:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kenneth J. Mahon	2,927	7,376	9,475	$187,131
Robert S. Volino	—	—	4,188	82,713
Stuart H. Lubow	—	—	2,713	57,603
James L. Rizzo	—	—	813	16,057
Conrad J. Gunther	—	—	1,585	33,285
(1)	All option exercise transactions during 2018, consisted of the simultaneous issuance and sale of an equivalent number of shares of Common Stock to the options exercised. Value realized in the table above is calculated as the difference between the aggregate value received on the simultaneous sale of the underlying shares (net of applicable fees and brokerage commissions) and the aggregate exercise cost of the applicable options on the respective dates of exercise.
(2)	Amount calculated on the basis of the closing price for a share of Common Stock on the Nasdaq Stock Market for various grants to the NEOs which contractually vested on that date.

Pension Benefits

Retirement Plan. The Bank sponsors the Retirement Plan, a non-contributory, tax-qualified defined benefit pension plan for eligible employees. Effective April 1, 2000, all participant benefits under the Retirement Plan were frozen, and no benefits have been accrued under the Retirement Plan since that date. Messrs. Lubow, Volino and Gunther are not eligible to participate in the plan. The Retirement Plan provides each participant, including Messrs. Mahon and Rizzo, a benefit equal to 2% of the participant's average annual earnings multiplied by the participant's years (and any fraction thereof) of eligible employment (up to a maximum of 30 years). The benefit is not reduced by a Social Security offset. Participants are fully vested in his or her benefit under the Retirement Plan after five years of service. The Retirement Plan is funded by the Bank on an actuarial basis and all assets are held in trust by the Retirement Plan trustee.

BMP. Our BMP is a non-qualified deferred compensation plan with both a defined benefit and defined contribution component. The BMP provides eligible employees who are members of a select group of management with benefits that would be due under the Bank’s tax-qualified plans, if such benefits were not limited under the Code. Benefit accruals with respect to the defined benefit component of the BMP were eliminated in April 2000 in connection with the Retirement Plan freeze. However, the present value of the BMP benefits related to the Retirement Plan continues to increase as the participating NEOs approach normal retirement age. Messrs. Mahon, Lubow, Volino and Gunther (defined contribution portion only) participated in the BMP in 2018. Mr. Rizzo was not eligible to participate in the plan.

The following table sets forth information regarding pension benefits accrued by the NEOs as of December 31, 2018 under our Retirement Plan and BMP.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year($)(2)
Kenneth J. Mahon	Retirement Plan	19.7	$1,017,679	—
	BMP (Defined Benefit Portion)	19.7	285,861	—
James L. Rizzo	Retirement Plan	13.4	178,107	—
(1)	The figures shown are determined as of the plan's measurement date during 2018 under accounting principles generally accepted in the U.S. (“U.S. GAAP”), as disclosed in Notes 1 and 20 to the Company's audited consolidated financial statements included in the Company's 2018 Annual Report on Form 10-K. The discount rate and other assumptions used for this purpose are discussed in Note 20 to the audited consolidated financial statements included in the Company's 2018 Annual Report on Form 10-K. The assumed mortality rates were as follows: Mr. Mahon, 1.06% and Mr. Rizzo, 0.45%.

Non-Qualified Deferred Compensation

The following table shows the 2018 activity for each of our NEOs, as well as their defined contribution account balances in our BMP. The defined benefit component of the BMP is discussed under “Pension Benefits – BMP” above. The defined contribution component noted in this table reflects the supplemental retirement benefit each NEO received due to the compensation limitations imposed by the Code on benefits provided under tax-qualified plans, such as our KSOP in the BMP. No executive contributions were made under the BMP in fiscal 2018.

Name	Company Contributions in Last Fiscal Year($)(1)	Aggregate Losses in Last Fiscal Year($)(2)	Aggregate Withdrawals/ Distributions($)(3)	Aggregate Balance at Last Fiscal Year End ($)(1)
Kenneth J. Mahon	$28,954	$(570,673)	$75,671	$4,620,673
Stuart H. Lubow	17,620	—	—	17,620
Robert S. Volino	15,404	(8,345)	860	70,832
Conrad J. Gunther	5,940	—	—	5,940
(1)	Company contributions in the last fiscal year and aggregate balance at last fiscal year end both reflect compensation items recognized in 2018 in the Summary Compensation Table.
(2)	Earnings did not accrue at above-market or preferential rates. These numbers are not reflected in the Summary Compensation Table.
(3)	Amount represents pass through dividends on shares of Common Stock held in the KSOP component of the BMP.

Potential Payments to Our Named Executive Officers Upon Termination of Service or Change in Control

The following table provides an estimate of the value of NEO potential post-termination and change of control benefits under the Employment Agreement with Mr. Mahon, the Change in Control Agreements with Messrs. Lubow, Volino, Gunther, and Rizzo, and certain other benefits and compensation arrangements. These estimates assume the termination of employment or change in control as of December 31, 2018. Tax-qualified benefits payable under the Pension Plan, the KSOP and vested balances under our non-qualified plans are not included in this table. Our NEOs receive only earned and vested compensation and benefits as of their termination date upon voluntary termination of service. Mr. Mahon maintains separate employment agreements with the Bank and the Company which have substantially similar terms and conditions. For purposes of the table below, the employment agreements with Mr. Mahon will collectively be referred to as the Employment Agreement. The Company’s common stock closing price on December 31, 2018 was $16.98.

The payments to our NEOs are governed by various agreements and arrangements described in the footnotes to the table. The timing of the payments described below may be subject to a delay in the event an NEO is considered a “Specified Employee” and defined under Section 409A of the Code.

	Kenneth J. Mahon	Stuart H. Lubow	Robert S. Volino	James L. Rizzo	Conrad J. Gunther
Death
Death Benefit(1)	$2,475,000	$—	$—	$—	$—
Restricted Stock Award(5)	302,785	149,491	120,088	—	86,882
Performance-based Stock Award(6)	208,829	15,790	70,767	—	9,308

Disability
Disability Benefit(2)	2,475,000	—	—	—	—
Restricted Stock Award(5)	302,785	149,491	120,088	—	86,882
Performance-based Stock Award(6)	208,829	15,790	70,767	—	9,308

Discharge without Cause or Resignation with Good Reason – No Change in Control
Severance Pay(3)	4,167,570	—	—	—	—
Health and Welfare Benefits(4)	61,502	—	—	—	—

	Kenneth J. Mahon	Stuart H. Lubow	Robert S. Volino	James L. Rizzo	Conrad J. Gunther
Discharge without Cause or Resignation with Good Reason – Change in Control Related
Severance Pay(3)	4,450,023	2,119,932	1,972,237	351,544	1,054,871
Health and Welfare Benefits(4)	61,502	—	—	—	—
Restricted Stock Award(5)	453,706	221,453	180,345	—	128,895
Performance-based Stock Award(6)	208,829	15,790	70,767	—	9,308
Tax Indemnification Payment(7)	2,363,277	—	—	—	—
(1)	Mr. Mahon’s employment agreement provides that if Mr. Mahon dies while in employment with the Company and the Bank his beneficiaries will receive a death benefit payable through life insurance or otherwise equal to three times his then annual base salary. Mr. Mahon’s beneficiaries are also entitled to an additional cash payment equal to any earned but unpaid salary and the value of his unused vacation days and floating holidays in the year of his death. All vested benefits under the Bank and Company sponsored compensation plans and arrangements in which Mr. Mahon participated will be distributed following his death in accordance with the terms of the respective arrangements. The cash death benefit under Mr. Mahon’s employment agreement is payable within 30 days of his death.
(2)	The disability benefits provided under Mr. Mahon’s employment agreement is the same as the respective death benefits described in footnote (1) above. Mr. Mahon is also eligible to receive payments under the Bank’s disability insurance program.
(3)	In the event of a termination without cause or a resignation with good reason not in connection with a change in control, Mr. Mahon’s employment agreement provides for a lump sum salary severance payment in an amount equal to the present value of the salary that the executive would have earned if he had worked for the Company and the Bank during the remaining unexpired employment period at the highest annual rate of salary (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control); a lump sum severance payment related to the annual cash incentive award in an amount equal to the lump sum salary severance, multiplied by the greater of (i) the target annual cash incentive bonus award (expressed as a percentage of salary) in effect at the time of termination, or (ii) the average of the actual annual cash incentive bonus payments (expressed as a percentage of salary) earned for the most recent three years, and a lump sum payment in an amount approximately equal to the present value of matching contributions for three years of participation in the KSOP, and the present value of excess benefits under the BMP that would have been due for three years participation in the KSOP if such benefits were not limited under the Code (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control). Each such present value is determined using a discount rate of six percent per annum, compounded with the frequency corresponding to the regular payroll periods. In the event of a delay in payments for Mr. Mahon, all payments will be held in a grantor trust which satisfies the requirements of Revenue Procedure 92-65 until the date the payments can be made under Section 409A. Under the Change in Control Agreements with Messrs. Lubow, Volino, Gunther and Rizzo, in the event of a change in control, the executive officer is entitled to certain employment protections during the period beginning on the date of a change in control and ending on the second anniversary of that date. If, during that period, the executive officer’s employment is terminated by the executive officer for good reason or by the Company for a reason other than for cause, death or disability, then within 30 days after the date of termination, the executive officer shall receive a lump sum severance equal to the aggregate of: (i) a portion of the recent bonus pro-rated through the date of termination; (ii) three times his annual base salary and most recent bonus in the case of Messrs. Lubow and Volino, two times his annual base salary and most recent bonus in the case of Mr. Gunther, and one times his annual base salary and most recent bonus in the case of Mr. Rizzo; (iii) the amount of contributions under the savings plans that the executive officer would receive if his employment continued for three years in the case of Messrs. Lubow, and Volino, two years in the case of Mr. Gunther, and one year in the case of Mr. Rizzo, following the date of termination; and (iv) an amount equal to 150% of the premiums for healthcare and life insurance coverage under the Company’s healthcare plans that the Company would have paid if the executive officer continued his employment for three years in the case of Messrs. Lubow and Volino, two years in the case of Mr. Gunther, and one year in the case of Mr. Rizzo, following the date of termination.
(4)	In the event of a termination without cause or a resignation with good reason, Mr. Mahon’s employment agreement provides for continued group life, health (including hospitalization, medical, major medical, and dental), accident and long-term disability insurance benefits, in addition to benefits to which the executive is entitled as a former employee, after taking into account the coverage provided by any subsequent employer. These continued benefits will be provided if and to the extent necessary to provide the executive and his family and dependents for a period of three years following termination of employment, with coverage identical to, and in any event no less favorable than, the coverage to which they would have been entitled under plans in effect on the date of termination of employment. If Mr. Mahon’s termination of employment occurs after a change in control, he may elect coverage to which he would be entitled under plans in effect on the date of his termination of employment or during the one-year period ending on the date of such change in control. These continued benefits will be determined as if Mr. Mahon had continued working for the Company during the remaining unexpired employment period as defined in the Employment Agreement at the highest annual rate of compensation (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control) under the employment agreement.
(5)	All outstanding restricted stock awards granted under the 2013 Equity and Incentive Plan vest upon a change of control with a qualifying termination unless they were forfeited prior to such qualifying termination becoming effective. In addition, for grants under either Plan, accelerated vesting occurs on a pro-rated basis for restricted stock awards in the event of retirement, death or disability. The figures shown are calculated based on a per share value of $16.98, which was the closing sale price for a share of Common Stock on December 31, 2018. There are no restricted stock awards outstanding under the 2004 Stock Incentive Plan.
(6)	In 2017, each of the NEOs other than Messrs. Lubow, Gunther, and Rizzo were granted PSAs with a performance period ending December 31, 2019. In 2018, each of the NEOs other than Mr. Rizzo was granted PSAs with a performance period ending December 31, 2020. Descriptions of the award levels and criteria are set forth in the “Compensation Discussion and Analysis – Compensation Program Components – Long-term Incentive Plan.” Upon a change of control, death, disability or retirement, each amount is pro-rated based on performance through the date of such event. Since the amount of the performance awards cannot be determined at this time, the estimate has been prepared based on the target opportunities under each award.
(7)	In the event Mr. Mahon receives payments and benefits in connection with a change in control that exceed the limits imposed under Section 280G of the Code (“excess parachute payments”), those payments and benefits would be subject to a 20% excise tax under Section 4999 of the Code and the deduction for said payments would be lost by the Company and the Bank. In order to put Mr. Mahon in the same economic position he would have been had there been no excise tax, Mr. Mahon’s employment agreement provides him, on an after-tax basis, with a payment for any excise taxes triggered under Section 4999 of the Code, as well as applicable Federal, State, and employment taxes that apply to the additional amounts paid (“Tax Indemnification Payment”). The dollar amount noted represents an estimated of the Tax Indemnification Payment Mr. Mahon would have received had a change in control occurred and his employment terminated on December 31, 2018. The Tax Indemnification Payment is triggered only in the context of Mr. Mahon’s involuntary termination of employment or voluntary termination for good reason following a change in control of the Company and only if Mr. Mahon’s severance payments and benefits, when aggregated with other payments and benefits made or provided in connection with the change in control, result in an excess parachute payments. The calculation takes into account all possible excess parachute payments triggered under Mr. Mahon’s Employment Agreement, as well as other plans or arrangements, including the accelerated vesting of restricted stock awards and other payments triggered solely by the occurrence of a change in control. Mr. Mahon has the only remaining legacy employment agreement that contains a Tax Indemnification Payment.

Transactions with Certain Related Persons

Federal laws and regulations generally require that all loans or extensions of credit to directors and executive officers must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit directors and executive officers to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to participating employees.

The Bank has previously extended loans or credit to certain executive officers as well as certain persons related to executive officers and Directors. All such loans were: (i) made by the Bank in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of repayment or present or present other unfavorable features. Pursuant to its current written policy, effective April 2018, the Bank is permitted to make loans to NEOs and Directors for their owner occupied primary residences at interest rates 0.25% below that offered to the Bank’s customers. All other loan terms are substantially the same as offered to the Bank’s customers. As of December 31, 2018, the Bank had no loans or loan commitments outstanding to its Directors and NEOs or their related persons.

Our Code of Business Ethics requires Directors and executive officers to promptly disclose any interest they may have in any proposed transaction involving the Company or the Bank, and any such director or executive officer shall abstain from any deliberation or voting on the transaction. The Corporate Governance Committee also reviews any transaction between the Company and its directors, executive officers or any other related person. Any such transaction requires the approval of a majority of the directors who have no interest in the proposed transaction. In addition, our directors and executive officers annually disclose to the Company any transactions, relationships or arrangements they or their related interests may have with the Company or the Bank. These disclosures, together with information obtained from each director’s annual statement of interest form, are used to monitor related party transactions and make independence determinations. The daughter of Patrick E. Curtin, a director of the Company and the Bank, is the Managing Partner in the law firm of Conway, Farrell, Curtin & Kelly, P.C. The law firm received payments from third parties for providing legal services to the Bank in connection with closings of certain commercial real estate loans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10% of the Common Stock, to file with the SEC reports of ownership and changes in ownership of Common Stock. Executive officers, Directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that its executive officers, Directors and greater than 10% beneficial owners complied with all applicable filing requirements, except for Kenneth Mahon, who filed one late Form 4 reporting two acquisitions totaling 750 shares on one day, and Rosemarie Chen, who filed one late Form 4 reporting one acquisition of 50 shares on one day, due to administrative oversight on their part.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee of the Board of Directors has appointed the firm of Crowe LLP to act as the Company's independent registered public accounting firm for the year ending December 31, 2019. The Company is seeking a vote to ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for 2019. A representative of Crowe LLP is expected to be present at the Annual Meeting, will be provided an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions. No determination has been made as to any action the Audit Committee would take if the shareholders do not ratify the appointment.

Audit Fees

The following table summarizes the aggregate fees either paid or contractually owed by the Company to Crowe LLP:

	Year Ended December 31,
	2018	2017
Audit Fees (a)	$583,289	$558,379
Audit-Related Fees (b)	83,500	105,750
Tax Fees (c)	150,513	105,869
All Other Fees (d)	238,147	114,576
Total	$1,055,449	$884,573
(a)	Fees for audit services in 2018 and 2017 consisted of:
•	Audits of the Company’s annual consolidated financial statements
•	Reviews of the Company’s quarterly unaudited consolidated financial statements
(b)	Fees for audit-related services in 2018 and 2017 consisted of:
•	Employee benefit plan audits
•	Uniform Single Audit Program for Mortgage Bankers (USAP) audit
(c)	Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, or obtain government approval for amounts to be included in tax filings and consisted of:
i.	Federal, state and local income tax return assistance
ii.	Sales and use, property and other tax return assistance
iii.	Research & Development tax credit documentation and analysis for purposes of filing amended returns
iv.	Requests for technical advice from taxing authorities
(d)	Comfort letters for subordinated debt issuance, consents, permitted advisory services and other services which may include SEC matters.

Pre-Approval Policy

The services performed by the independent auditor in 2018 were pre-approved in accordance with the Audit Committee's pre-approval policy. Pursuant to the policy, the Audit Committee must pre-approve all audit and permitted non-audit services to be provided by the independent auditor, including the fees and terms thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is seeking a non-binding advisory vote on the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis, the Company's executive compensation program has been designed to attract, retain and motivate the highest quality executive officers, directly link pay to the Company's performance, and build value for its shareholders. The Company's executive compensation philosophy is, with the benefit of objective input from an independent consultant, to provide competitive target compensation opportunities with actual amounts earned commensurate with financial performance and the generation of long-term value to shareholders. The Company believes that the compensation data in this Proxy Statement demonstrates the success of this philosophy.

This proposal, commonly known as a “Say-on-Pay” proposal, gives the Company's shareholders the opportunity to express their views on the compensation provided to the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis, as well as the tabular and other disclosures on compensation under the section titled “Compensation Program Components” and approve the following resolution:

RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Under applicable law, the Say-on-Pay vote is advisory, and therefore not binding on the Company or its Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or any of its committees or create or imply any additional fiduciary duty by the Company's Directors. The Company's Board of Directors and Compensation and HR Committee value the opinions of shareholders and will consider the voting results, along with relevant factors, in connection with their ongoing executive compensation activities.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Company's Board of Directors provides a process for shareholders to send communications to the Board. The Company's Policy Regarding Shareholder Communication with the Board is available on its website at www.dime.com by selecting “Investor Relations,” then in the “Investor Menu”, select the drop down arrow next to “Corporate Overview” then select “Governance Documents”.

OTHER MATTERS

As of the date of this Proxy Statement, the Company's Board of Directors is not aware of any other matters to be brought before the shareholders at the Annual Meeting. If, however, any other matters not known are properly rought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

2020 ANNUAL MEETING SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the Company's Proxy Statement and form of proxy for the annual meeting to be held in 2020, all shareholder proposals, including, but not limited to, nominations for Director, must be submitted to the Secretary of the Company at its offices at 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201 on or before December 14, 2019. Under the Company's Bylaws, shareholder nominations for Director and shareholder proposals not included in the Company's 2019 Proxy Statement, in order to be considered for possible action by the shareholders at the annual meeting to be held in 2020, must be delivered to or received by the Secretary of the Company, at the address set forth above: (i) sixty days in advance of such meeting if such meeting is to be held on a day which is within thirty days preceding the anniversary of the previous year's annual meeting, or ninety days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (ii) with respect to an annual meeting held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Notice shall be deemed to be first given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to Dow Jones News Services, the Associated Press or a comparable national news service, or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A shareholder's notice to the Secretary shall set forth such information as required by, and otherwise comply with, the Company's Bylaws. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not satisfy all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.

The Board of Directors will review any shareholder proposals that are filed as required and determine whether such proposals satisfy applicable criteria for consideration at the annual meeting to be held in 2020.

Multiple Shareholders Sharing One Address

Only one copy of the Proxy Statement and Annual Report are being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request separate copies of the Proxy Statement and Annual Report to a shareholder at a shared address to which a single copy of the Proxy Statement and Annual Report were delivered. Shareholders may notify the Company that they desire to receive a separate copy of the current or a future Proxy Statement and Annual Report by writing Dime Community Bancshares, Inc., 300 Cadman Plaza West, 8th Floor, Brooklyn, NY 11201, Attn: Secretary, or by telephoning the Company’s Secretary at (718) 782-6200. By using either of these methods, shareholders sharing an address may additionally request delivery of a single copy of a Proxy Statement and Annual Report if they are receiving multiple copies.

Annual Report

A copy of the Annual Report to shareholders for the period ended December 31, 2018, including the consolidated financial statements prepared in conformity with U.S. GAAP for the year ended December 31, 2018, accompanies this Proxy Statement. The consolidated financial statements for the year ended December 31, 2018 have been audited by Crowe LLP, whose report appears in the Annual Report. Shareholders may obtain, free of charge, a copy of the Annual Report on Form 10-K filed with the SEC (without exhibits) by writing to Secretary, Dime Community Bancshares, Inc., 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201, or by calling (718) 782-6200, or by accessing the Company's Investor Relations website http://investors.dime.com/inforequest.

By Order of the Board of Directors

Patricia M. Schaubeck
Secretary
Brooklyn, New York
April 12, 2019

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

APPENDIX

Defined terms

U.S. GAAP - generally accepted accounting principles in the United States of America.

Tangible Equity - Common equity less goodwill.

(Amount in thousands except share amounts)	Tangible Book Value at December 31, 2018
Total common equity	$602,081
Less:
Goodwill	55,638
Tangible common equity	$546,443

Performance Measures

Use of Non-U.S. GAAP Performance Measures

For purposes of certifying the Company’s performance under its compensation plans, the Compensation Committee typically makes adjustments to the Company’s U.S. GAAP results to ensure that the participants are compensated for the Company’s core performance. These adjustments neither penalize nor reward for one-time charges, unusual gains, or similar non-core events. These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Cumulative Core EPS - A non-U.S. GAAP measure derived from EPS, and adjusted for various items recognized in EPS in which the extraction is deemed valuable in assessing the Company’s consolidated operating results. A reconciliation of U.S. GAAP EPS and Core EPS for the Company for the three-year period ended December 31, 2018 is presented as follows:

Cumulative for the Three Years Ended December 31, 2018
EPS	$4.73
Gain on the sale of real estate	(1.16)
Gain on the sale of assets (including real estate)	(0.11)
Prepayment fee income above financial forecasted levels	(0.01)
Prepayment of ESOP Share Acquisition Loan	0.31
Loss from extinguishment of debt	0.02
De-conversion costs	0.03
Tax adjustments	0.06
Core EPS	$3.87

Cumulative Return on Average Equity - A non-U.S. GAAP measure derived from net income, as reported in a company’s consolidated statements of operations or income, and adjusted for various items divided by average stockholders’ equity. A reconciliation of U.S. GAAP net income and adjusted net income for the Company for the three-year period ended December 31, 2018 is presented as follows:

(Amount in thousands)	Cumulative for the Three Years Ended December 31, 2018
Net Income	$175,684
Gain on the sale of real estate	(43,204)
Prepayment of ESOP Share Acquisition Loan	11,319
Tax adjustments	(1,458)
Adjusted net Income	$142,338

Total Shareholder Return - The return provided to a shareholder who invests in a share of the common stock of a company assuming full reinvestment of cash dividends into additional shares of the respective common stock. Amounts obtained from the Bloomberg financial database.

A-1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 22, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 22, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E73177-P21648-Z74627 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DIME COMMUNITY BANCSHARES, INC.

Proposals 1, 2 and 3 are proposed by Dime Community Bancshares, Inc. The Board of Directors unanimously recommends a vote "FOR" all of the nominees in Proposal 1 and a vote "FOR" Proposals 2 and 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of the following four nominees for Directors for terms to expire at the 2022 Annual Meeting of Shareholders:

NOMINEES:

01) Patrick E. Curtin
02) Kathleen M. Nelson
03) Vincent F. Palagiano
04) Omer S. J. Williams

The proxies are authorized to vote upon such other business as may come before the Annual Meeting or any adjournment or postponement thereof in such manner as shall be determined by a majority of the Board of Directors.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the Proxy Statement, both dated April 12, 2019, for the Annual Meeting.

To change the address on these shares, please check the box at the right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	Yes	No
I will attend the Annual Meeting.	☐	☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E73178-P21648-Z74627

DIME COMMUNITY BANCSHARES, INC.

This Proxy is solicited on behalf of the Board of Directors of Dime Community Bancshares, Inc. for the Annual Meeting of Shareholders to be held on May 23, 2019.

The undersigned shareholder of Dime Community Bancshares, Inc. hereby appoints Kathleen M. Nelson and Robert C. Golden, or either of them, with full powers of substitution, to represent and to vote as proxy, as designated on the reverse side, all shares of common stock of Dime Community Bancshares, Inc. held of record by the undersigned on March 26, 2019, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m., Eastern Time, on May 23, 2019, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, both dated April 12, 2019, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is given, this Proxy will be voted FOR the election of all nominees in Proposal 1 and FOR Proposals 2 and 3. If this Proxy is executed in such a way as not to withhold authority to vote for the election of any nominee, this Proxy shall be deemed to grant such authority.**

ADDRESS CHANGES/COMMENTS: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 22, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instructions card and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 22, 2019. Have your voting instructions card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your voting instructions card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E73179-P21648-Z74627

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS CONFIDENTIAL VOTING INSTRUCTIONS CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIME COMMUNITY BANCSHARES, INC.

Proposals 1, 2 and 3 are proposed by Dime Community Bancshares, Inc. The Board of Directors unanimously recommends a vote "FOR" all of the nominees in Proposal 1 and a vote "FOR" Proposals 2 and 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of the following four nominees for Directors for terms to expire at the 2022 Annual Meeting of Shareholders:

NOMINEES:

01) Patrick E. Curtin
02) Kathleen M. Nelson
03) Vincent F. Palagiano
04) Omer S. J. Williams

Proposals 1, 2 and 3 are proposed by Dime Community Bancshares, Inc. The Board of Directors of Dime Community Bancshares, Inc. recommends a vote "FOR" all nominees in Proposal Number 1 and "FOR" Proposals 2 and 3. (If this Confidential Voting Instructions Card is signed but no direction is given, this Voting instructions Card will be deemed to instruct votes "FOR" all nominees in Proposal Number 1 and "FOR" Proposals 2 and 3). The directions, if any, given in this Confidential Voting Instructions Card will not be disclosed to any directors, officers or employees of Dime Community Bancshares, Inc. or Dime Community Bank.

In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof or to cause such matters to be voted upon in the discretion of the individuals named in the proxies executed by the Trustee.

To change the address on these shares, please check the box at the right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned hereby instructs the Trustee to vote in accordance with the voting instructions indicated above and hereby acknowledges receipt, prior to the execution of these Confidential Voting Instructions, of a Voting Instruction Letter, a Notice of the Annual Meeting of Shareholders of Dime Community Bancshares, Inc., a Proxy Statement dated April 12, 2019 for the 2019 Annual Meeting and an Annual Report to Shareholders.

Note: Please sign exactly as your name or names appear(s) on this Confidential Voting Instructions Card. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E73180-P21648-Z74627

DIME COMMUNITY BANCSHARES, INC.

CONFIDENTIAL VOTING INSTRUCTIONS
SOLICITED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
OF DIME COMMUNITY BANCSHARES, INC.
FOR
THE DIME COMMUNITY BANK KSOP

The undersigned participant, former participant or beneficiary of a deceased former participant in The Dime Community Bank KSOP [the "KSOP"] hereby provides the voting instructions specified to Principal Trust Company, the Trustee of the KSOP (the "Trustee"), which instructions shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of common stock of Dime Community Bancshares, Inc. that are held by the Trustee, in its capacity as Trustee, as of March 26, 2019 at the Annual Meeting of Shareholders of Dime Community Bancshares, Inc. to be held on May 23, 2019, and at any adjournment or postponement thereof.

As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement dated April 12, 2019, the Trustee will vote the common stock of Dime Community Bancshares, Inc. held by the KSOP to reflect the voting instructions on this Confidential voting instructions card, in the manner described in the accompanying letter from the Compensation and Human Resources Committee dated April 12, 2019.

ADDRESS CHANGES/COMMENTS: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)